Exhibit 10.1
AGREEMENT TO PURCHASE HOTEL
     THIS AGREEMENT is made this 3rd day of May, 2011 by and between WHC809, LLC, a Delaware limited liability company (the “Seller”), LCP Seattle, LLC, a Delaware limited liability company (“Purchaser”).
RECITALS:
     A. Seller is the fee owner of the hotel commonly known as the Red Lion Hotel on Fifth Avenue located at 1415 Fifth Avenue, Seattle, Washington 98101 including those certain parcels of land legally described in Exhibit A and the improvements and building located thereon, and the owner of the Fixtures and Tangible Personal Property, Consumables, and Miscellaneous Hotel Assets relating to the Hotel (all as hereinafter defined).
     B. The Hotel’s facilities include guest rooms and public facilities, commercial spaces, restaurant(s) and lounge(s), meeting rooms and related facilities, administrative offices, service areas, and other amenities as are currently located therein.
     C. Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS AND REFERENCES
     Section 1.01 Definitions. As used herein, the following terms shall have the respective meanings indicated below:
     Accountants: As defined in Section 8.05(b).
     Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, or is under common control with, the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust or other entity which is controlled by the subject entity or person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decision of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

     Affiliation Agreement: That certain Affiliation Agreement between Licensor and DH&R or its subsidiary which will manage the Hotel after Closing, in the form which has been approved by those parties, each of whom has agreed to execute it on the Closing Date.
     Agreement: This Agreement to purchase a Hotel residing on the Property, including the Exhibits and Schedules thereto.
     Assignment and Assumption Agreement: The Assignment and Assumption Agreement in the form attached hereto as Exhibit F, to be entered into at Closing.
     Assumed Liabilities: As defined in Section 3.04(a).
     Bill of Sale: As defined in Section 7.01(b).
     Bookings: Contracts or agreements for the use or occupancy of guest rooms and for meeting and banquet facilities or catering services of the Hotel.
     Breaching Party: As defined in Section 4.02.
     Casualty: As defined in Section 12.01.
     Closing: As defined in Section 6.01.
     Closing Date: As defined in Section 6.01.
     Closing Statement: As defined in Section 8.05(a).
     Compensation: The direct salaries and wages paid to, or accrued for the benefit of, any Employee, incentive compensation, vacation pay and other paid leave, severance pay, employer’s contributions under F.I.C.A., unemployment compensation, workmen’s compensation, or other employment taxes, and payments under Employee Benefit Plans.
     Consumables: All food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing, china, glassware, linens, silverware, uniforms, and other supplies of all kinds, in each case whether opened or unopened, partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand on the date hereof, subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards for the full operation of the Hotel and at the Hotel’s customary levels of inventories consistent with past practices, excluding, however, (i) all items of personal property owned by Space Lessees, guests, employees, or persons (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset hereunder) furnishing food or services to the Hotel; and (ii) Software Programs.
     Cut-off Time: 12:01 A.M. on the Closing Date for all proration and adjustment items.
     Datasite: As defined in Section 4.01(a).

     Deed: As defined in Section 7.01(a).
     Deed of Trust: Any deed of trust, mortgage, security instrument or other agreement constituting a lien on the Property including that certain deed of trust encumbering the Property and granted to Calyon Financial under recording number 20060913001541.
     DH&R: Destination Hotels & Resorts.
     Disclosure Schedule: A set of the Schedules (as defined below), which set shall be delivered by the Seller to the Purchaser simultaneously with the execution of this Agreement.
     Documents: All plans, specifications, drawings, blueprints, surveys, environmental reports, soil studies, engineering reports and other documents which Seller or any Affiliate of Seller has in its possession or control, or has a right to, as the same relate to the Property, including, but not limited to those relating to any prior or ongoing construction or rehabilitation of the Real Property.
     Earnest Money Deposit: As defined in Section 3.02.
     “Effective Date”: Shall mean the day and year first above written in the first paragraph of this Agreement prior to the Recitals.
     Employee(s): All persons employed by Seller and/or an Affiliate of Seller who are performing duties at or on behalf of the Hotel.
     Employee Benefit Plans: All employee benefit plans, as that term is defined in Section 3(2)(A) of ERISA, and each other employee benefit plan or program (including all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement and severance plans to which Seller or an Affiliate of Seller contributes or has contributed on behalf of any of the Employees), excluding all multiemployer benefit plans.
     Employment Contract(s): Those contracts and agreements, oral or written, with all or any of the Employees including, but not limited to, individual employment agreements, so-called employee leasing agreements, and union agreements (including, but not limited to, collective bargaining agreements and memorandum or letters of understanding with any union), other than Employee Benefit Plans.
     Environmental Laws: Any applicable federal, state, or local law, statute, regulation, rule, ordinance, permit, prohibition, restriction, license, requirement, agreement, consent, or approval, or any determination, directive, judgment, decree or order of any executive, administrative or judicial authority at any federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, natural resources or public health and safety.
     ERISA: The Employee Retirement Income Security Act of 1974, as amended.
     Escrow: The escrow created under the Escrow Agreement for the purpose of facilitating the transactions contemplated hereby.

     Escrow Agent: As defined in Section 3.02.
     Escrow Agreement: The Escrow Agreement in the form attached as Exhibit B, which has been executed and delivered by the parties and the Title Company, as Escrow Agent.
     Excluded Assets: Those assets listed on Schedule 1 owned and to be retained by Seller or Affiliates of Seller, including: employment manuals; domain names, websites, marks and other intellectual property of Licensor or Red Lion Hotels Corporation; and cash in Seller’s accounts or house banks.
     Excluded Permits: Permits and licenses listed on Schedule 2 required for the ownership and operation of the Hotel which are Nontransferable Documents in accordance with the terms of this Agreement, including liquor licenses.
     Exhibits: The forms of agreements identified as “Exhibits” herein and listed at the end of this Agreement, including the executed versions thereof delivered in connection with Closing.
     Excise Taxes: All sales taxes, occupancy taxes, room taxes, gross receipts taxes, business and occupation taxes, lodging taxes, convention and trade center taxes and similar excises imposed by any governmental authority upon the sale of rooms, food, beverages and other goods and services in, at or from the Hotel or on the gross revenues of the Hotel.
     Financial Statements: The following financial statements of the Hotel: (i) profit and loss statements for the calendar years ending 2008, 2009 and 2010, (ii) the balance sheet for the Property dated December 31, 2010; (iii) monthly profit and loss statements for the calendar year 2010; and, (iv) monthly statements for January through April of 2011.
     First Closing Extension: As defined in Section 6.01.
     Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, artwork, sculptures and artifacts, computer and related hardware, and related property, apparatus, signage, appliances, draperies, carpeting, and other articles of tangible personal property now located on the Real Property or used or usable in connection with the operations or any part of the Hotel, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business but in accordance with present standards for the full operation of the Hotel and at the Hotel’s customary levels of inventories consistent with past practices excluding, however: (i) Consumables; (ii) equipment and property leased pursuant to Hotel Contracts; (iii) property owned by Space Lessees, guests, employees or other persons (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset hereunder) furnishing goods or services to the Hotel; (iv) Improvements; and (v) property owned by Licensor or Manager and, in either case, denominated as an Excluded Asset.
     Franchise Agreement: That certain agreement between Licensor and Purchaser for the Hotel in the form which has been approved by those parties, each of whom has agreed to execute it on the Closing Date.
     Gap Undertaking: As defined in Section 6.02.

     Gift Certificates: Certificates, vouchers, coupons or other writings issued by Seller or its Affiliates which entitle the bearer or beneficiary thereof to receive (i) room nights, food, beverages, goods or services at the Hotel without charge and/or (ii) a credit to be applied in reduction of charges for such room nights, food, beverages, goods or services.
     Guarantor: Red Lion Hotels Corporation.
     Guest Ledger Receivables: Guest ledger receivables (including, but not limited to, room charges, food and beverage charges and parking charges), incurred in the ordinary course of business in accordance with the Hotel’s credit policies consistently applied.
     Hazardous Material: As defined in Section 5.01(o).
     Hotel: The Real Property, Fixtures and Tangible Personal Property, Consumables and Miscellaneous Hotel Assets to be sold, conveyed, transferred or assigned to Purchaser in accordance with the terms of this Agreement comprising a full service hotel with associated public facilities, commercial spaces, restaurant(s) and lounge(s), meeting rooms and related facilities, administrative offices, service areas, and other amenities as are currently located therein and currently branded as The Red Lion Hotel on Fifth Avenue, but expressly excluding the Excluded Assets and the Retained Liabilities.
     Hotel Contracts: All written service, maintenance, purchase orders, non-software licenses, software licenses (to the extent assignable), leases and other contracts or agreements (including, without limitation, equipment leases capitalized for accounting purposes, software licenses or agreements, on-site and off-site valet and parking agreements, and parking licenses and leases) and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including, but not limited to, those relating to computers, IT systems, heating and cooling equipment and/or mechanical equipment, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Space Leases (including any guarantees of said Space Leases), (iv) the Employment Contracts, and (v) the Employee Benefit Plans.
     Information: As defined in Section 5.04(a).
     Improvements: The buildings, structures (surface and sub-surface) and other improvements, including such fixtures as shall constitute real property, located on the Land.
     Land: As to the Property and Hotel, the parcel of real estate described in Exhibit A, and all rights and interests in land and improvements appurtenant thereto, including, without limitation: (i) easements and rights-of-way, (ii) licenses and other privileges, (iii) rights in and to land underlying adjacent highways, streets and other public rights-of-way and rights of access thereto, (iv) rights in and to strips and gores of land within or adjoining any such parcel, (v) air rights, excess floor area rights and other transferable development rights (“TDRs”) belonging to or useable with respect to any such parcel (including, but not limited to, any TDRs for which the Land and/or Improvements may be eligible under applicable Seattle ordinances), (vi) rights to utility connections and hook-ups, (vii) water rights, (viii) riparian rights, and (ix) any other rights, such as easements, which Seller may have in or with respect to land adjoining any such parcel (including land which is separated from any such parcel only by public highway, street or other right-of-way).
     Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Hotel, and the operation thereof.
     Licensor: Red Lion Hotels Franchising, Inc., which is an Affiliate of Seller.
     Liens: Any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than the lien for non-delinquent real estate taxes and assessments or any lien arising out of any activity of Purchaser) that secures an obligation of Seller and affects Seller’s title to any of the Property.
     Losses: As defined in Section 14.01.
     Manager: Red Lion Hotels Management, Inc., which is an Affiliate of Seller.
     Marks: Any trademark, trade name, service mark, logo or other proprietary name, mark or design which is owned by Seller (or licensed to Seller and assignable in conjunction with a sale of the Hotel) and used exclusively or primarily in connection with the Hotel, together with all the good will associated with the use of such name, mark or design in connection the Hotel, including, but not limited to, the right to use “Fifth Avenue” or “Fifth Avenue Seattle” (or any derivative thereof) in the name of the Hotel, but excluding any service marks or logos owned by Licensor or Red Lion Hotels Corporation.
     Material Bookings: All Bookings for meetings and banquet facilities or catering services and, with respect to guest rooms, any contract for seven (7) or more room nights.
     Miscellaneous Hotel Assets: All guest-lists, leases, concessions, assignable warranties, URLs, domain names, websites and website contents, Marks and other items of intangible and intellectual personal property relating to the ownership or operation of Hotel, but such term shall not include any Excluded Assets.
     New York Style Closing: As defined in Section 6.02.
     Non Transferrable Document: As defined in Section 13.02.
     Obligations: All payments required to be made and all representations, warranties, covenants, agreements and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.
     Permits: All licenses, franchises and permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on-premises consumption of food, liquor and other alcoholic beverages.

     Permitted Exceptions: (a) Exceptions reflected in the Pro Forma Title Policy, (b) the Space Leases and (c) any encumbrances, restrictions, exceptions and other matters approved by Purchaser in accordance with the terms of Section 4.03 to which title to the Property may be subject on the Closing Date; provided, however, Permitted Exceptions shall not include any Liens.
     Personal Property: All of the Property other than the Real Property.
     Proceeds: The amount of all insurance proceeds, condemnation awards or other amounts that have been paid or may thereafter be payable to or for the account of Seller in connection with a Casualty.
     Property: (i) The Real Property; (ii) the Fixtures and Tangible Personal Property; (iii) the Consumables; (iv) the rights of Seller under Hotel Contracts and Spaces Leases; (v) the Bookings; (vi) the Permits (other than Excluded Permits); (vii) the Documents; and (viii) all other Miscellaneous Hotel Assets, provided, however, that Property shall not include the Excluded Assets or the Retained Liabilities.
     Purchaser: As defined in the preamble.
     Purchaser’s Conditions: As defined in Section 9.02
     Purchase Price: As defined in Section 3.01.
     Real Property: The Land together with the Improvements located on the Land.
     Restaurant Lease: That certain Cavanaugh’s Inn on Fifth Avenue Lease dated 1996 between Inn on Fifth Avenue Associates, L.P. (Seller’s predecessor-in-interest), as landlord, and Elephant & Castle Inc., as tenant, as amended by that certain Amendment to Lease dated November 23, 2010.
     Retained Liabilities: As defined in Section 3.04(b).
     Schedules: The items and documents identified as “Schedules” herein.
     Schedule Update: As defined in Section 5.05.
     Second Closing Extension: As defined in Section 6.01.
     Seller: As defined in the preamble.
     Seller’s Accountants: As defined in Section 8.05.
     Seller’s Closing Certificate: A certificate duly executed by Seller, in the form attached hereto as Exhibit C, stating that each of the warranties and representations of Seller contained in Section 5.01 are accurate in all material respects as of Closing, except as otherwise set forth in such certificate.
     Seller’s Conditions: As defined in Section 9.01.

     Seller’s Estoppel Certificate: As defined in Section 9.02(f).
     Seller’s Knowledge and Known to Seller and like phrases: The current actual knowledge of: Shannon Sheron, the general manager of the Hotel; with respect to the representations contained in Sections 5.01(c), 5.01(j), 5.01(n), and 5.01(o), Frank Bracey, the chief engineer of the Hotel; and Thomas McKeirnan, the general counsel of Red Lion Hotels Corporation.
     Software Programs: The software programs for the operation of the Hotel and accounting functions for the general ledger, accounts payable, accounts receivable and payroll for the Hotel that are proprietary to Manager and/or Licensor. The Software Programs will not be conveyed to Purchaser at the Closing. Purchaser’s right to the use of the Software Programs for the operation of the Hotel will be subject to the terms of the Franchise Agreement.
     Space Leases: All leases, licenses, concessions and other occupancy agreements, and any amendments thereto in effect on the date hereof, whether or not of record, for the use or occupancy of any portion of the Real Property excluding, however, Bookings.
     Space Lessee: Any person or entity entitled to occupancy of any portion of the Real Property under a Space Lease.
     Survey: The survey of the Land obtained by Purchaser in accordance with Section 4.03.
     Taxes: All taxes and other governmental charges of any kind whatsoever that may at any time be assessed or levied against or with respect to the Property, or any part thereof or any interest therein, including, without limitation, all general and special real estate taxes and assessments or taxes assessed specifically in whole or in part in substitution of general real estate taxes or assessments; any taxes levied upon or with respect to the revenue, income or profits of Seller from all or any part of the Property which, if not paid, will become a lien on all or any part of the Property, or a lien or charge on the rents, revenues or receipts therefrom; all Excise Taxes; all assessed ad valorem taxes; all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Property and all assessments and other charges made by any governmental agency for improvements that may be secured by a lien on the Property.
     Tenant Estoppel Certificate: As defined in Section 4.05.
     Termination Date: As defined in Section 10.01.
     Title Commitment: As defined in Section 4.03.
     Title Company: First American Title Insurance Company.
     Title Defect: Any exception to or defect in Seller’s title to the Property, including (without limitation), any lien, claim, charge, security interest, easement, right of way, covenant, condition, restriction or encumbrance other than a Permitted Exception.
     Title Policy: As defined in Section 9.02(d).

     Title Policy Pro Forma: As defined in Section 6.03.
     Violation: Any condition with respect to the Property which constitutes a violation of any Legal Requirements.
     WARN Act: The Worker Adjustment and Retraining Notification Act of 1988.
     Section 1.02 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement. References to Exhibits refer to the Exhibits as defined above, and references to Schedules refer to the Schedules as defined above. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement. Time shall refer to the time in effect in Washington unless otherwise specified.
ARTICLE II
SALE AND PURCHASE
     Section 2.01 Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions of this Agreement.
ARTICLE III
PURCHASE PRICE
     Section 3.01 Purchase Price; Allocation Thereof. The purchase price (“Purchase Price”) for the Property to be paid hereunder shall be Seventy One Million Dollars ($71,000,000) subject to adjustment as provided herein. The Purchase Price for any Property shall be allocated in accordance with the values reasonably attributable to the Land, Improvements, Personal Property and any other components of the Property as set forth on Schedule 3.01. Such allocation shall be binding on the Seller and Purchaser for all purposes including the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it or they will file a statement setting forth such allocation with its or their federal income tax returns and will also file such further information or take such further actions as may be necessary to comply with Treasury Regulations that have been promulgated pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended.
     Section 3.02 Earnest Money Deposit. Purchaser has deposited One Million Seven Hundred Seventy Five Thousand Dollars ($1,775,000) with the Escrow Agent, which is being held by Escrow Agent in accordance with the terms of the Escrow Agreement. Within five (5) Business Days of the execution of this Agreement, Purchaser shall deposit an additional One Million Seven Hundred Seventy Five Thousand Dollars ($1,775,000) with the Escrow Agent to hold in accordance with the terms of the Escrow Agreement. The funds deposited with Escrow

Agent in accordance with this Section 3.02, together with all accrued interest thereon, are collectively referred to as the “Earnest Money Deposit”.
     Section 3.03 Payment of Balance of Purchase Price. The Purchase Price, subject to prorations and adjustments as provided in Section 8.01, shall be paid on the Closing Date by wire transfer of immediately available funds as follows:
          (i) payment of all amounts secured by the Deed of Trust (estimated to be Twenty-seven Million Dollars ($27,000,000) in accordance with any payment instructions for the release of the Property provided by the holder of the obligations secured by the Deed of Trust, which Seller shall obtain at least two (2) business days prior to the Closing Date;
          (ii) the balance of the Purchase Price, after transfer of the above amounts and crediting the amount of the Earnest Money Deposit, to Seller.
     Section 3.04 Assumption of Liabilities; Retained Liabilities.
     (a) Except as otherwise provided in Section 3.04(b) below, Purchaser shall assume at Closing and pay the following obligations (“Assumed Liabilities”): (i) Seller’s obligations and liabilities with respect to the Property or operation of the Hotel which this Agreement expressly provides are to be assumed by Purchaser; and (ii) all liabilities relating to the Property or operation of the Hotel that first arise after the Cut-off Time, other than Retained Liabilities, subject to the adjustments and prorations described in Article VIII and the indemnification provisions of this Agreement.
     (b) Purchaser shall have no liability or obligation for the following (“Retained Liabilities”): (i) federal, state and local income, franchise, sales or payroll taxes, Excise Taxes or other Taxes (other than real estate taxes and assessments which shall be prorated as of the Cut-off Time) of Seller or for which Seller is liable, including any interest and/or penalties thereon, arising prior to the Cut-off Time; (ii) any unemployment compensation or industrial insurance deposit obligations relating to the Property and Employees (collectively, “Employment Obligations”) that arise prior to the Cut-off Time; (iii) any liability the existence of which would constitute a breach of any of Seller’s representations or warranties contained in Article V; and (iv) all liabilities and obligations relating to the Property or operation of the Hotel that arise from acts or events that occur prior to the Cut-off Time, subject to the adjustments and prorations described in Article VIII; and (v) any litigation pending against the Seller or its affiliates, including without limitation the claim asserted by 4th & Pike Building, LLC et al. in King County Superior Court.
     (c) Notwithstanding the foregoing or anything to the contrary, after Closing, Seller shall promptly pay any Excise Taxes and Employment Obligations attributable to periods prior to Closing.

ARTICLE IV
ACCESS TO DOCUMENTS AND PROPERTY; PURCHASER’S INSPECTION OF THE PROPERTY
     Section 4.01 Access; Inspections. In order to assist Purchaser to prepare for an orderly transition after Closing, during the period between the Effective Date and the Closing Date or termination of this Agreement, Seller shall continue to:
     (a) provide access to Purchaser to the electronic datasite (the “Datasite”) in which Seller has posted information relating to the Hotel. Seller shall post in the Datasite such additional information in Seller’s possession which relates to the Hotel as Purchaser may reasonably request. All of the information available in the Datasite is subject to the Confidentiality Agreement previously entered into between the Purchaser and Seller, and the provisions of Section 4.02.
     (b) By prior arrangement and at reasonable times provide Purchaser’s representatives with the opportunity to enter upon the Real Property to inspect the Property and to conduct tests and investigations at its sole cost and expense (each a “Purchaser’s Inspection”). Seller shall cooperate with Purchaser, or its agents, in arranging such inspections. Purchaser shall conduct all such inspections and reviews in confidence and so as not to interfere unreasonably with the operation of the Hotel and subject to the following terms and conditions:
          (i) Purchaser will schedule all tests during normal business hours unless otherwise reasonably requested by Seller;
          (ii) Seller will have the right to have a representative of Seller accompanying Purchaser and Purchaser’s representatives while they are on the Real Property;
          (iii) Purchaser will repair any damage to the Real Property and Improvements resulting from Purchaser’s Inspections at Purchaser’s sole cost and expense if this transaction does not close to the condition which existed immediately prior to Purchaser’s Inspections. Until restoration is complete, Purchaser will take all steps necessary to ensure that any conditions on the Real Property or Improvements created by Purchaser’s Inspections will not interfere with the normal operation of the Real Property or Improvements or create any dangerous, unhealthy, unsightly or noisy conditions on the Real Property or Improvements;
          (iv) Purchaser hereby indemnifies and agrees to protect, defend and hold harmless Seller from and against any and all claims, damages, injuries, costs, liabilities and losses (including mechanics’ liens) and reasonable expenses (including reasonable attorneys’ fees) (collectively “Inspection Related Claims”) arising out of any Purchaser Inspection, provided, however, that in no event shall Purchaser be liable for any Inspection Related Claim (including without limitation any perceived loss of economic value of the Property), solely as a result of Purchaser’s discovery and, to the extent required of Purchaser under applicable Legal Requirements, disclosure of any pre-existing condition affecting the Property. This indemnity provision will survive closing or any earlier termination of this Agreement;
          (v) each Purchaser’s Inspection, and the results thereto shall remain strictly confidential pursuant to the terms of Section 4.02 of this Agreement; and
          (vi) Seller and Purchaser shall each designate one (1) representative to act on its behalf in scheduling and arranging visits to and inspections of the Real Property. Each party shall have the right to change its respective representative by notice to the other party given in accordance with Section 15.01 below.
     (c) Upon the written request of Seller after a termination of this Agreement, Purchaser agrees to either destroy or return to Seller any and all of the materials delivered by Seller to Purchaser under this Agreement, and all copies, analysis, and summaries thereof, and shall deliver to Seller copies of all third party reports concerning the Hotel that Purchaser received in connection with Purchaser’s inspection of the Hotel. Purchaser shall not contact any tenants without Seller’s prior consent, which consent Seller shall not unreasonably withhold or delay.
     (d) Without limiting the foregoing, Purchaser acknowledges that it has completed and is satisfied with the results of its diligence.
     Section 4.02 Confidentiality.
     (a) Each party shall ensure that all confidential information which such party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, manner of doing business, customer lists, contract vendees, business, properties, assets, liabilities, or future prospects of the other party, any affiliate of the other party, or any customer or supplier of such other party or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (1) as may otherwise be required or given by law (for example, this sentence shall not apply to any disclosures or notices made after the Effective Date in connection with Purchaser’s obtaining a new full liquor license or temporary liquor permit); (2) as may be necessary or appropriate in connection with the enforcement of this Agreement; (3) to the extent such information shall have otherwise become publicly available, or (4) as to Purchaser, to disclosure by or on its behalf to existing or prospective lenders or investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the transactions contemplated herein; provided that such party agrees to hold all such information confidential. Each party shall, and shall cause all of such other persons and entities who received confidential data from it to, either destroy or deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the transactions contemplated herein are terminated. In the event of any breach or intended breach by either party (the “Breaching Party”) of the terms of this Section 4.02, the Breaching Party agrees to the entry of an order restraining such Breaching Party from breaching this paragraph and such Breaching Party agrees to promptly reimburse the other party for its reasonable counsel fees and disbursements in connection with such action or proceeding enforcing this paragraph.
     (b) Purchaser acknowledges that Seller’s parent, Red Lion Hotels Corporation is a publicly traded company and this Agreement and any Exhibits and Schedules thereto may be disclosed to and filed with the Securities and Exchange Commission to the extent required by law as Seller determines in its reasonable discretion.
     Section 4.03 Title and Survey Matters. Seller has delivered to Purchaser (i) a current Title Commitment in the form attached to Schedule 4.03 (the “Title Commitment”) for the Property issued by the Title Company reflecting Seller’s title to the Real Property, and the exceptions to title (the “Exceptions”), and (ii) Purchaser has arranged for and received a survey of the Property (the “Survey”).
     (a) If after the Effective Date any updates or revisions to the Title Commitment or Survey disclose a new Title Defect, Purchaser shall have the right to make additional title objections within five (5) business days after receipt of such updated or revised Title Commitment or Survey. Any new Title Defect not objected to by Purchaser within such five (5) business day period shall also be deemed a Permitted Exception. Seller shall have two (2) business days after receipt of Purchaser’s additional title exceptions to satisfy such new Title Defects (but shall be under no affirmative obligation to do so), and if Seller fails to satisfy such new Title Defects within such two (2) business day period, then, at the option of Purchaser, evidenced by written notice to Seller, Purchaser may: (i) terminate this Agreement and receive a refund of the Earnest Money Deposit whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except in accordance with Sections 4.01 and 4.02; or (ii) elect to close and receive the Property required herein from Seller subject to such new Title Defect and without reduction of the Purchase Price. Except as expressly provided herein, if Purchaser fails to exercise any of the two (2) options set forth in this Section 4.03(a) within three (3) business days after the expiration of such two (2) business day period, Purchaser shall be deemed to have elected to proceed under clause (ii) above.
     (b) Removal of Liens. Notwithstanding any other provision hereof, Seller shall obtain at or prior to Closing the full reconveyance, release or other discharge, of record, and convey the Property free and clear, of each and every Lien. Prior to Closing, Escrow Agent shall obtain, in timely fashion, payoff letters from the record holder of each Lien. If Seller fails to obtain the reconveyance, release or other discharge of any Lien, Buyer shall have the right to direct Escrow Agent to withhold from the Purchase Price otherwise disbursable to Seller the amount specified in the applicable payoff letter for such reconveyance, release or discharge and to use the amount(s) so withheld to obtain the same, for Purchaser’s benefit.

     Section 4.04 Tax Clearance Matters. Promptly after the Effective Date, Seller shall submit, pursuant to RCW 82.32.140(2) and WAC 458-20-216(5), a Request for Tax Status to the Tax Status Desk of the Taxpayer Account Administration of the Washington State Department of Revenue, and Seller shall promptly deliver to Purchaser any statement of tax status received by Seller in response to such request (the “Statement of Tax Status”). Seller shall pay any Excise Taxes shown to be delinquent on a Statement of Tax Status prior to the Closing Date.
     Section 4.05 Estoppel Certificates. Seller shall use reasonable efforts to obtain and deliver to Purchaser, within ten (10) days after the Effective Date, a certificate from the tenant under the Restaurant Lease, dated no earlier than 30 days prior to the Closing Date and substantively in the form attached to the Disclosure Schedule (the “Tenant Estoppel Certificate”).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.01 Representations and Warranties of Seller. Seller hereby represents and warrants the following to Purchaser:
     (a) Due Organization, etc. This Agreement has been duly authorized by all requisite action on the part of Seller. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, except as otherwise expressly provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or Violation of any Legal Requirement, or constitute a default (or an event which with notice and passage of time or both will constitute a default) under any contract or agreement to which Seller or an Affiliate is a party or by which it or the Property is bound.
     (b) Title to Personal Property. Seller has good title to the Personal Property, subject only to the Permitted Exceptions. All items of Personal Property have been fully paid for or will be paid for by Seller prior to the Closing.
     (c) Permits. (i) Schedule 5.01(c) identifies all existing Permits and is complete and correct in all material respects; (ii) such Permits constitute all of the Permits known by Seller to be currently necessary for the ownership and operation of the Hotel, or any restaurant, bar or other operation connected therewith including but not limited to, the food and beverage licenses and liquor licenses required to sell and serve same at the Hotel; (iii) to Seller’s Knowledge, no material default has occurred in the due observance or condition of any Permit which has not been heretofore corrected, and to Seller’s Knowledge no default has occurred in the due observance or condition of any such liquor license; (iv) to Seller’s Knowledge, no Space Lessee has received any notice from any source to the effect that there is lacking any Permit needed in connection with the operation of the Hotel or any restaurant, bar or other operation connected therewith; and (v) to Seller’s Knowledge, all Permits (except those Permits which are designated Excluded Permits in Schedule 5.01(c)) are assignable to Purchaser.

     (d) Hotel Contracts. Schedule 5.01(d) lists all of the documents evidencing or governing Hotel Contracts, as amended from time to time, and the information noted therein is complete and correct in all respects. All of the Hotel Contracts have been made either by Seller or by Manager, as agent for Seller. All of the Hotel Contracts are in full force and effect. Except as disclosed in Schedule 5.01(d), (i) there is no default under any Hotel Contract on the part of Seller (or Manager) and (ii) to Seller’s Knowledge, there is no default under any Hotel Contract on the part of the other party thereto. Seller has provided true and correct copies of all Hotel Contracts to Purchaser.
     (e) Space Leases. There are two (2) Space Leases affecting the Property. Schedule 5.01(e) lists all of the documents evidencing or governing the Space Leases, as amended from time to time, and the information noted therein is complete and correct in all respects. Except as identified in Schedule 5.01(e) no other Space Lease encumbers the Real Property. The Seller is not in default under the Space Leases and except as described in Schedule 5.01(e), to Seller’s Knowledge the tenants under the Space Leases are not in default. Schedule 5.01(e) describes the tenants’ payment history under the Restaurant Lease during 2010 and through March of 2011. Except as disclosed on Schedule 5.01(e), no rent or other payment due from the tenant under any Space Lease has been paid more than one month in advance. Schedule 5.01(e) specifies the current fixed monthly rent and the terms of the percentage rent under the Restaurant Lease, and the amount paid during 2010 as percentage rent under the Restaurant Lease. Seller has made no commitment to a tenant concerning rent under the Space Lease that is not contained in a Space Lease. Seller has provided true and correct copies of the Space Leases to Purchaser. Both Space leases are in full force and effect, but Northern Trust has, by notice dated August 20, 2010, terminated its Space Lease effective May 19, 2011.
     (f) Taxes. (i) all Excise Taxes and other Taxes due and payable in connection with the operation of the Hotel prior to Closing have been (or by Closing will have been) timely paid; and (ii) in connection therewith, Seller (or its agents or employees on Seller’s behalf) has filed (or by Closing will have filed) all tax returns and reports required to be filed by it with all taxing authorities requiring the same.
     (g) Fixtures, Tangible Personal Property, etc. Each guest room contains a usual and customary set of furniture and furnishings. The quantities of Fixtures and Tangible Personal Property and Consumables in the Hotel are sufficient for the proper and efficient operation of the Hotel in accordance with the standards of full operation of the Hotel at the Hotel’s customary levels, consistent with past practices of Seller.
     (h) Financial Statements. Complete copies of the Financial Statements have been provided to Purchaser. The Financial Statements fairly and accurately present the results of operation of the Hotel for the periods indicated therein, and were prepared in accordance with generally accepted hotel accounting principles applied on a consistent basis.
     (i) Material Bookings. Schedule 5.01(i) identifies all Material Bookings for periods from and after May 1, 2011, provided, any representation and warranty made by

Seller in this Agreement shall not be deemed to be, in any manner, a guarantee of any Bookings, or of the income potential represented thereby.
     (j) Pending Litigation; Legal Requirements; Violations. To Seller’s Knowledge, except as described in Schedule 5.01(j), there are no actions, suits, or proceedings, pending or threatened against Seller or Manager or affecting any of Seller’s or Manager’s rights, in each case, with respect to the Property, at law or in equity, or before any federal, state, municipal, or other governmental agency or instrumentality, arbitrator, mediator, or tribunal, which might result in any order, injunction, decree or judgment having a material adverse effect on the Hotel or the Property, nor is Seller aware of any facts which to its knowledge might result in any action, suit or proceedings. To Seller’s Knowledge, except as noted in Schedule 5.01(j), the Hotel complies with all Legal Requirements. To Seller’s Knowledge, except as noted in Schedule 5.01(j), Seller has not received any notice of any Violation of a Legal Requirement which has not been heretofore corrected.
     (k) Condemnation. There are no pending, or, to the Knowledge of Seller, threatened, condemnation proceedings or condemnation actions against the Real Property or any of the rights-of-way located adjacent thereto.
     (l) Employees; Employment Contracts. All Employees are employees of an Affiliate of Seller. Schedule 5.01(l) identifies each Employee, his or her classification, title or position, salary (including non-discretionary bonuses) or wage rate and accrued vacation as of the Effective Date. There do not exist (A) any disputes between Manager (or the employer of the Employees) and any of the Employees that might reasonably be expected to have a material adverse effect on the Hotel, (B) any pending unfair labor practice complaints or labor arbitration proceedings with respect to Employees (or former Employees) and neither Seller nor Manager nor the employer of the Employees have received written notice from any Governmental Authority asserting (i) any violation as to Employees of Legal Requirements governing employment or labor, including any Legal Requirements relating to wages, hours, collective bargaining, social security or other payroll taxes, equal employment opportunity, employment discrimination or employment safety or (ii) any liability on the part of Seller, Manager or the employer of the Employees for back wages, taxes or penalties for any such violation. There are no Employment Contracts which affect the Hotel other than letters offering employment in the ordinary course of business. None of the Employees are within any bargaining unit that has been certified under the National Labor Relations Act or any similar state Law and, to Seller’s Knowledge, no effort currently exists to organize any of the Employees into any such bargaining unit. The DataSite contains a current list of Employees by department, and biographies for the Executive Staff. During the 90-day period preceding Closing, not more than ten Employees have been nor will be (A) terminated other than for cause or (B) laid off.
     (m) Employee Benefit Plans. Except as set forth on Schedule 5.01(m), there are no Employee Benefit Plans. With respect to Employee Benefit Plans: (i) Seller has delivered to Purchaser true and complete copies of the plan documents for each Employee Benefit Plan; (ii) each Employee Benefit Plan is a defined contribution plan

(as defined in Section 3(34) of ERISA); (iii) there are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any Employee Benefit Plan; (iv) to Seller’s Knowledge, no Employee Benefit Plan is the subject of any investigation, audit or other such adverse action on the part of the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, and, to Seller’s Knowledge, each Employee Benefit Plan is in material compliance with the terms of the plan documents, ERISA and applicable provisions of the Internal Revenue Code; (v) the employer of the Employees is not delinquent in any of its contribution obligations with respect to any Employee Benefit Plan; and (vi) Seller is not an “employee benefit plan” as defined in Section 3(3) of ERISA and none of its Property constitutes “plan assets” as that term is used in 29 C.F.R. 2509.75-2.
     (n) Utilities. To Seller’s Knowledge, all utility equipment and facilities required for the operation and use of the Hotel are located on the Property and all agreements for providing utilities are with direct providers.
     (o) Environmental Matters. Except as set forth on Schedule 5.01(o), to Seller’s Knowledge, (i) no Hazardous Materials have been located on the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property, except for materials used in connection with the operation of the Hotel which have be stored, used or disposed of in manners and quantities which do not violate any laws or regulations applicable thereto; (ii) no underground storage tanks have been located on the Property except for a any tanks which have been closed and abandoned in place by Seller in compliance with all laws and regulations applicable thereto or by a prior owner; (iii) the Property has not been used as a dump for waste material; and (iv) the Property has complied in all material respects with any applicable governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials. The term “Hazardous Materials” shall mean any material, waste, chemical, compound, substance, asbestos-containing material, toxic mold, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “toxic waste,” “carcinogenic,” “mutagenic,” “pollutant,” “contaminant” or any other variant of such terms.
     (p) Nontransferable Documents. All Nontransferable Documents are identified in Schedule 5.01(p).
     (q) Off-site Rights. Except for rights under Hotel Contracts identified on Schedule 5.01(d) or under a recorded document identified in the Title Commitment, the current use of the Hotel or Property does not require the use of another’s real property (as, by way of illustration and not limitation, use for vehicular parking and/or access).
     (r) Tax Protests. Seller has not filed notices of protest or appeal against, or commenced proceedings to recover, real property tax assessments against any of the Property.

     (s) OFAC. Neither Seller nor any of its Affiliates, nor, to Seller’s Knowledge, any of their officers or directors is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and Seller and will not assign or otherwise transfer this Agreement to, such persons or entities.
     (t) Copies. Each of the documents listed in the Schedules delivered to Purchaser will be, or posted on the Datasite is or will be (as applicable), a complete copy of the document in the possession or control of Seller and, to Seller’s Knowledge, a faithful copy of the original of such document.
     (u) Tax Assessments. Neither Seller nor Manager has received written notice of any pending or proposed special assessment with respect to the Real Property or of any proposal for a new special assessment district including the Real Property.
Except as specifically set forth herein, Seller has not made and does not make or give any warranties or representations.
     Section 5.02 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:
     (a) Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby pursuant to the terms and conditions hereof.
     (b) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, breach, result in a default under, or violate any commitment, document or instrument to which Purchaser is a party or by which it is bound.
     (c) Funds. Upon the execution and delivery of this Agreement, Purchaser has sufficient funds available to pay the Purchase Price.
Purchaser is not relying on any warranty or representation made by any person acting on Seller’s behalf as to the physical condition, past or future income, expenses or operations of the Hotel or any other matter or thing affecting or relating to the Property, except as disclosed or provided in this Agreement, the Exhibits, the Schedules and the Seller’s Closing Certificate.
     Section 5.03 Restatement and Duration of Representations and Warranties. All representations and warranties contained in Section 5.01 and Section 5.02 shall be deemed restated on (and made as of) the Closing Date and shall survive the period of one (1) year from the Closing Date.

     Section 5.04 As-Is Purchase/Disclaimer of Implied Representations or Warranties.
     (a) AS-IS PURCHASE. PURCHASER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT, EXCEPT AS EXPRESSLY PROVIDED IN Section 5.01 ABOVE OR IN THE EXHIBITS OR THE DISCLOSURE SCHEDULE OR ANY SCHEDULE UPDATE: (I) ANY INFORMATION INCLUDING DOCUMENTS AND OTHER INFORMATION PROVIDED THROUGH THE DATASITE (“INFORMATION”) SUPPLIED OR MADE AVAILABLE BY SELLER IS FURNISHED TO PURCHASER SOLELY AS A COURTESY; (II) THE INFORMATION IS PROVIDED, AND THE PROPERTY IS PURCHASED, ON AN AS-IS-WHERE-IS BASIS AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION OR THE PROPERTY; AND (II) NO REPRESENTATIONS, WHETHER WRITTEN OR ORAL, HAVE BEEN MADE BY SELLER, OR ITS AGENTS OR EMPLOYEES IN ORDER TO INDUCE PURCHASER TO ENTER INTO THIS AGREEMENT.
     (b) IF PURCHASER ELECTS TO CONSUMMATE THE PURCHASE OF THE PROPERTY, ANY OBJECTIONS WHICH PURCHASER MAY HAVE WITH RESPECT TO THE CONDITION OF THE PROPERTY SHALL BE WAIVED BY PURCHASER, EXCEPT AS EXPRESSLY PROVIDED IN Section 5.01 ABOVE OR OTHERWISE HEREIN.
     (c) EXCEPT AS EXPRESSLY PROVIDED IN Section 5.01, AS PART OF PURCHASER’S AGREEMENT TO PURCHASE AND ACCEPT THE PROPERTY AS-IS-WHERE-IS, AND NOT AS A LIMITATION ON SUCH AGREEMENT, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE PROPERTY AND THE INFORMATION.
     (d) RELEASE. WITH THE EXCEPTION OF: (I) SELLER’S DEFAULT, SELLER’S BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER, OR SELLER’S COVENANTS OR INDEMNIFICATION OBLIGATION SPECIFICALLY SET FORTH IN THIS AGREEMENT, OR (II) ANY CLAIMS ARISING OUT OF SELLER’S FRAUD, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM AND AGAINST ANY AND ALL COST, LIABILITY OR DEMAND ARISING OUT OF OR RELATED TO THE PROPERTY WHICH PURCHASER HAS AT CLOSING OR MAY HAVE IN THE FUTURE.
PURCHASER HEREBY SPECIFICALLY ACKNOWLEDGES THAT PURCHASER HAS CAREFULLY REVIEWED THIS SUBSECTION AND

DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THE AGREEMENT AND OF THE CONSIDERATION PAID TO SELLER UNDER THE AGREEMENT.

Purchaser’s Initials:	/s/
     Section 5.05 Schedule Updates. During the period between the Effective Date and five (5) days prior to the Closing Date, the Seller shall have the right to amend or update any Schedules to reflect acts or events which occur between the Diligence Termination Date and Closing by delivering written notice thereof in accordance with Article XV (a “Schedule Update”). If Seller delivers a Schedule Update, Purchaser shall have three (3) business days to elect to either (i) accept the Schedule Update or an amendment to the Schedules or (ii) give notice to Seller that it is electing to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser, and if the Schedule Update is required as a result of Seller’s breach of a covenant of Seller under this Agreement, Purchaser shall have all of its rights and remedies hereunder.
ARTICLE VI
CLOSING MATTERS
     Section 6.01 Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place through the escrow established with the Title Company not later than 5:00 PM, Seattle Washington time on May 31, 2011 (the “Closing Date”), provided that: Purchaser may, at its option, delay the Closing Date to a date not later than June 30, 2011, if Purchaser has not obtained a license from the Washington State Liquor Control Board allowing it to lawfully serve alcoholic beverages at the Hotel as presently conducted or to facilitate Purchaser’s financing arrangements, provided that Purchaser notifies Seller of the exercise of this right no later than May 24, 2011 (the “First Closing Extension”); and if Purchaser has exercised the First Closing Extension, Purchaser may, at its option, also delay the Closing Date to a date not later than July 29, 2011, if Purchaser has not obtained a liquor license as described above or completed its financing arrangements, provided that Purchaser notifies the Seller of the exercise of this right no later than June 23, 2011 (the “Second Extension Right”).
     Section 6.02 New York Style Closing. This transaction shall be closed by means of a so-called “New York Style Closing,” with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy and the payment of the Purchase Price; provided, however, such closing shall not be a so-called “Table Closing”, and the closing shall occur through the Escrow. The Seller shall provide and shall pay one hundred percent (100%) of the cost of any undertaking and/or indemnity (the “Gap Undertaking”) to the Title Company necessary for the New York Style Closing to occur.
     Section 6.03 Title Policy Pro Forma. Schedule 6.03 contains a pro forma title policy for the Real Property, with all endorsements which Purchaser and the Title Company have agreed will be attached to the title policy to be issued at Closing (the “Title Policy Pro Forma”).

ARTICLE VII
CLOSING DELIVERIES
     Section 7.01 Seller’s Deliveries. At Closing, Seller shall deliver, or cause to be delivered to Purchaser (which shall mean, for purposes of this Section any permitted assignee of Purchaser to which Purchaser has assigned this Agreement prior to Closing), the following, each of which shall be in form and substance acceptable to Purchaser and, in the case of documents of transfer or conveyance, shall be accepted or consented to by all parties required to make such transfer or conveyance effective, each executed by Seller except as otherwise specified below:
     (a) a recordable statutory warranty deed the form of which is attached as Exhibit D from Seller to Purchaser, or its assignee, subject only to the Permitted Exceptions (the “Deed”);
     (b) a Bill of Sale substantially in the form attached hereto as Exhibit E transferring to Purchaser all of Seller’s right, title and interest in and to each and every item of Fixtures and Tangible Personal Property, Documents, and Consumables to be transferred hereunder (the “Bill of Sale”);
     (c) an Assignment and Assumption Agreement in the form attached hereto as Exhibit F conveying and transferring to Purchaser all of Seller’s right, title and interest in, to and under all of the Bookings, the Hotel Contracts disclosed on Schedule 5.01(d), the Space Leases disclosed on Schedule 5.01(e)(including any guarantees under the Space Leases), Permits (other than Excluded Permits) and all other Miscellaneous Hotel Assets with (i) the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorney’s fees) arising in connection with the foregoing and relating to the period of time prior to the Closing and (ii) the corresponding agreement of Purchaser to indemnify Seller for claims arising in connection with the foregoing and relating to the period of time after the Closing other than with respect to any claims for any Retained Liabilities (the “Assignment and Assumption Agreement”);
     (d) a FIRPTA Certificate in the form attached hereto as Exhibit G;
     (e) notices to Space Lessees and third parties to Hotel Contracts of the change in ownership of the Hotel and such estoppels and subordination agreements required by Purchaser in connection with the Closing;
     (f) the Closing Statement;
     (g) Certificate of Titles, transferring title to all automobiles, trucks or other titled vehicles included as Fixtures and Tangible Personal Property in accordance with applicable Legal Requirements;
     (h) If required by the Title Company, such documents, if any, as may be reasonably required by the Title Company, on forms customarily used by the Title

Company in order to issue the Title Policy subject only to the Permitted Exceptions in accordance with the requirements for the New York Style Closing as described in Section 6.02 (including without limitation a so called “Gap Indemnity” as may be reasonably required by the Title Company, on forms customarily used buy the Title Company);
     (i) Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of the Seller reasonably satisfactory to the Title Company and Purchaser;
     (j) payoff letters from the holders of any secured obligations of Seller together with cancellations or terminations of any and all deeds of trust, mortgages, or other security instruments creating or evidencing a monetary lien or security interest in the Property;
     (k) a Guaranty in the form attached hereto as Exhibit H executed by Guarantor (the “Guaranty”);
     (l) documents executed by Manager and Licensor confirming that the existing Hotel management agreement and existing Hotel franchise agreement will terminate effective as of Closing;
     (m) the Franchise Agreement executed by Licensor;
     (n) the Affiliation Agreement executed by Licensor;
     (o) the Seller’s Closing Certificate; and
     (p) such additional deliveries as may be required by this Agreement or any Exhibit attached hereto.
     Section 7.02 Purchaser’s Deliveries. At Closing, Purchaser shall deliver, or cause to be delivered to Seller, the following, each of which shall be in form and substance acceptable to counsel for Seller and, in the case of documents of transfer or conveyance, shall be accepted or consented to by all parties required to make such transfer or conveyance effective, each executed by Purchaser except as specified below:
     (a) the balance of the Purchase Price required to be paid pursuant to Section 3.03 hereof;
     (b) the Closing Statement;
     (c) the Assignment and Assumption Agreement;
     (d) the Franchise Agreement executed by Purchaser;
     (e) the Affiliation Agreement executed by DH&R or its subsidiary; and

     (f) such additional deliveries as may be required by this Agreement or any Exhibit attached hereto.
     Section 7.03 Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser, or its designee, and Seller shall have been made, and all concurrent or other transactions shall have been consummated.
     Section 7.04 Further Assurances. Seller and Purchaser will, at the Closing, or at any time or from time to time thereafter, upon request of either party, execute such additional instruments, documents or certificates as either party deems reasonably necessary in order to convey, assign and transfer the Property to Purchaser hereunder.
     Section 7.05 Possession. Exclusive possession of the Property shall be delivered to Purchaser at Closing subject only to any Space Leases. Subject to the provisions of Section 16.01(e), Excluded Assets (other than any Excluded Assets subject to (i) equipment leases to be assumed by Purchaser at Closing or (ii) the Franchise Agreement) shall be removed from the Hotel by Seller, at Seller’s expense, on, or within thirty (30) days after, the Closing Date. Seller, at Seller’s expense, shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed.
ARTICLE VIII
ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS
     Section 8.01 Adjustments and Prorations. All revenues and expenses for the Hotel shall be allocated between Seller and Purchaser as provided herein, effective as of the Cut-off Time. Except as expressly provided herein, Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Cut-off Time, and Purchaser shall be entitled to all revenue and be responsible for all expenses for the period of time from, after and including the Cut-off Time. Without limiting the foregoing, the following matters and items shall be apportioned between the parties hereto or, where appropriate, credited in total to a particular party, as of the Cut-off Time as provided below:
     (a) Guest Ledger Receivables. Seller shall be entitled to recovery of Guest Ledger Receivables in accordance with Section 8.03 provided that Seller and Purchaser shall each receive a credit equal to one-half (50%) of the amount of Guest Ledger Receivables for the full room night during which the Cut-off Time occurs. All restaurant and bar facilities will be closed as of the Cut-off Time and Seller shall receive all of the cash income from the same until the Cut-off Time.
     (b) Taxes and Assessments. All ad valorem taxes, special or general assessments, personal property taxes, water and sewer rents, rates and charges, vault charges, canopy permit fees, street use permit fees and other municipal permit fees shall be apportioned between the parties. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on one hundred percent (100%) of the most recent available bill and shall be reprorated within fifteen (15) days of receipt of the final tax bill. Seller shall be responsible for and pay all Taxes attributable to the ownership and operation of the Hotel, including (without limitation) Excise Taxes, for the period of time prior to the Closing Date.
     (c) Utility Contracts. Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting, wireless internet access and any other utility service shall be apportioned between the parties, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such public service contracts if the same is transferable and provided such deposit remains on deposit for the benefit of Purchaser. Where possible, cut-off readings will be secured for all utilities on the Closing Date.
     (d) Hotel Contracts and Space Leases. Any amounts prepaid or payable under any Hotel Contracts and Space Leases shall be apportioned between the parties; provided, only the rental income and related landlord expenses for the Space Leases shall be prorated with Purchaser receiving a credit for any advance rents allocable to the period after the Cut-off Time and received by Seller, and no past due rent under the Space Leases shall be apportioned. Any percentage rentals under Space Leases shall be prorated on the basis of the ratio of the number of days expired before Closing to the number of days after Closing, for the current percentage rent period of the Space Lease. Purchaser shall receive a credit for all security deposits held by Seller and all obligations with respect to such security deposits shall be assumed by Purchaser. Without limiting the foregoing, Purchaser shall receive a credit for the Twenty Thousand Dollar ($20,000) deposit delivered by the tenant under the Restaurant Lease.
     (e) License Fees. Fees paid for Permits (other than Excluded Permits) shall be apportioned between the parties to the extent such Permits are assignable.
     (f) Advance Payments. Advance payments, if any, under Bookings for Hotel facilities shall be prorated as of the Closing Date; provided that Purchaser shall receive a credit for any advance deposits for Bookings received by Seller for future room reservations occurring after the Cut-off Time or future contracts or group sales agreements.
     (g) Compensation of Employees. Seller shall be responsible for, and shall pay when due, all Compensation of Employees until the Cut-off Time. Purchaser shall be responsible for, and shall pay when due, all Compensation of Employees after the Cut-off Time. Accrued but unpaid Compensation due Employees from Seller shall be assumed by Purchaser and Purchaser shall receive a credit therefor.
     (h) Commissions. Prepaid expenses for all commissions to credit and referral organizations to the extent payable under any Hotel Contract assumed by Purchaser shall be prorated as of the Closing Date.

     (i) Other. Such other items as are provided for in this Agreement or as are normally prorated, credited or adjusted in the sale of a hotel, including, without limitation, all petty cash funds and cash in house banks, and all deposits and prepaid items which inure to the benefit of the Purchaser under any Hotel Contract assumed by Purchaser at the Closing.
     Section 8.02 Payment. Net credits in favor of Purchaser shall be deducted from the balance of the Purchase Price and net credits in favor of Seller shall be added to the Purchase Price to be paid by Purchaser to Seller at the Closing.
     Section 8.03 Accounts Receivable. Seller shall retain the Accounts Receivable as Excluded Assets. Purchaser shall use (or cause its Hotel manager to use) commercially reasonable efforts, in the ordinary course of Purchaser’s or its Hotel manager’s billing and collection at the Hotel, to collect such receivables on Seller’s behalf and Seller shall be entitled to the proceeds of collection of such retained receivables, less applicable fees, taxes and other charges, but Purchaser shall have no obligation to Seller to initiate legal proceedings, terminate customer relationships or incur in the aggregate any expense or liability in so doing and, in no event, shall Purchaser be liable to Seller for any uncollected such receivable. Any payment at or relating to the Hotel which is received or recovered after Closing from a person who then owes amounts both on such a Seller-retained account from the Hotel and on an account from the Hotel accruing after Closing shall be applied to the invoice(s) specified by the payor or to which such payment (by the amount thereof or other indicia) plainly applies, and, if the payor makes such payment without reference to a specific invoice and the applicable invoice is not otherwise obvious, then such payment shall then be allocated first to the oldest outstanding accounts.
     Section 8.04 Accounts Payable. Subject to Section 8.01(d), Purchaser shall assume all trade accounts payable of Seller under the Hotel Contracts assumed by Purchaser, other than with respect to any Excluded Assets or Retained Liabilities, but only to the extent such accounts payable are identified in the Closing Statement.
     Section 8.05 Closing Statements.
     (a) Preparation. Seller shall cause its accounting staff (“Seller’s Accountants”) to make such inventories and examinations of the Hotel, and of the books and records of the Hotel, as Seller’s Accountants may deem necessary to make the adjustments and prorations required under this Article VIII, or under any other provisions of this Agreement. Purchaser or its designated representatives may be present at such inventories and examinations of the Hotel. Based upon such inventories and examinations, Seller’s Accountants, in consultation with Purchaser, will prepare and deliver to the parties no later than five (5) days prior to the Closing a preliminary closing statement (the “Preliminary Closing Statement”). The Preliminary Closing Statement shall contain Seller’s best estimate, in consultation with Purchaser, of the amounts of the items requiring the prorations and adjustments in this Agreement. The amounts set forth on the Preliminary Closing Statement shall be the basis for the closing statement jointly prepared and delivered by Seller and Purchaser to Escrow Agent on the Closing Date (the “Closing Statement”), and the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing.

     (b) Disputes. In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Closing Statement then, except as hereinafter provided, the disputed amount shall be held in the Escrow, pending agreement of the parties or the determination of the Accountants (as defined herein) and the Closing shall occur. Purchaser shall be required to deposit in the Escrow any additional sum of the disputed amount which it may be required to pay. Any such dispute shall survive and be subject to later resolution pursuant to this Section 8.05. In the event the representatives of the parties are unable to reach agreement with respect to the Closing Statement, the parties shall submit their dispute to a mutually selected firm of independent certified public accountants of recognized standing in the hotel industry (the “Accountants”), and the determination of such firm shall be conclusive on both parties hereto.
     (c) Period for Recalculation. Notwithstanding the foregoing, if at any time within one hundred twenty (120) days following the Closing Date, either party discovers any error or any items which should have been included in the Closing Statement but were omitted therefrom, then such errors shall be corrected and/or such omitted items shall be adjusted in the same manner as if they had been correctly adjusted or their existence had been known at the time of the preparation of the Closing Statement.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
     Section 9.01 Conditions to Seller’s Obligations. The obligation of Seller to close the transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions (“Seller’s Conditions”) on or before the Closing Date:
     (a) Purchaser shall have performed on or before the Closing Date the obligations required to be performed by it on or before the Closing Date.
     (b) Purchaser shall have completed all the deliveries and actions required to be made by Purchaser under Section 7.02 and elsewhere in this Agreement.
     (c) There shall be no material breach of any of Purchaser’s representations, warranties and covenants set forth in this Agreement.
     (d) There shall not then be any pending or, to the knowledge of either Purchaser or Seller, threatened litigation against Purchaser which, if determined adversely, would restrain the consummation of any of the transactions referred to herein, or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser herein.
     Seller’s Conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers shall be in writing and shall be delivered to Purchaser. If any of Seller’s Conditions is not satisfied or has not been so waived by notice to Purchaser prior to the Closing Date, Seller shall give written notice to Purchaser describing the condition or conditions that have not been satisfied or waived and either Seller or Purchaser by notice to the other party shall be entitled to postpone the Closing Date by up to thirty (30) days in the aggregate for the purpose of attempting to satisfy such condition or conditions by delivering written notice on or before the then scheduled Closing Date. Nothing contained in this Agreement shall require Purchaser or Seller to postpone the Closing Date or to bring any suit or other proceeding or, except as otherwise expressly required by this Agreement, to pay any substantial sum, to satisfy any conditions to Closing.
     Section 9.02 Conditions to Purchaser’s Obligations. The obligation of Purchaser to make payment of the Purchase Price and other sums provided for herein and to close the transactions contemplated hereby is subject to satisfaction in full of each of the following conditions (“Purchaser’s Conditions”) on or before the Closing Date:
     (a) The representations, warranties and agreements of Seller contained in Section 5.01 shall be true and accurate in all material respects on the Closing Date, as if made on such date.
     (b) Seller shall have performed on or before the Closing Date the obligations required to be performed by it on or before the Closing Date.
     (c) Seller shall have completed all the deliveries and actions required to be made by Seller or Guarantor under Section 7.01 and elsewhere in this Agreement.
     (d) Title Company shall have issued to Purchaser an extended coverage owner’s policy of title insurance with a coverage amount equal to the Purchase Price in the form of the Title Policy Pro Forma (including all endorsements) and with no additional exclusions or exceptions in addition to those set forth in the Title Policy Pro Forma (the “Title Policy”).
     (e) There shall not then be any pending or, to the knowledge of either Purchaser or Seller, threatened litigation against Seller which, if determined adversely, would restrain the consummation of any of the transactions referred to herein, or declare illegal, invalid or nonbinding any of the covenants or obligations of the Seller herein.
     (f) Delivery to Purchaser on or before the Closing Date of either of: the Tenant Estoppel Certificate with respect to the Restaurant Lease, executed by the tenant thereunder without material exception, reservation or qualification; or an estoppel certificate executed by Seller in the form attached to the Disclosure Schedule.
     Purchaser’s Conditions are solely for the benefit of Purchaser and may be waived only by Purchaser. Any such waiver or waivers shall be in writing and shall be delivered to Seller. If any of Purchaser’s Conditions is not satisfied or has not been so waived by Purchaser prior to the Closing Date, Purchaser shall give written notice to Seller describing the condition which has not been satisfied or waived and either Purchaser or Seller by notice to the other party shall be entitled to postpone the Closing Date by up to thirty (30) days in the aggregate for the purpose of attempting to obtain satisfaction of such condition or conditions by delivering written notice on or before the then scheduled Closing Date. Nothing contained in this Agreement shall require Purchaser or Seller to postpone the Closing Date or to bring any suit or other proceedings or, except as otherwise expressly required by this Agreement, to pay any substantial sum to satisfy any of Purchaser’s conditions.
     Section 9.03 Remedies; Return of Deposit.
     (a) LIQUIDATED DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PROPERTY TO PURCHASER IS NOT CONSUMMATED BY REASON OF PURCHASER’S DEFAULT OF ITS OBLIGATION TO PURCHASE THE PROPERTY PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AND ALL INTEREST ACCRUED THEREON IN ACCORDANCE WITH ESCROW AGREEMENT AFTER WRITTEN NOTICE TO PURCHASER AND AS LIQUIDATED DAMAGES FOR SUCH DEFAULT. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF PURCHASER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER FOR PURCHASER’S FAILURE TO PURCHASE THE PROPERTY IN BREACH OF THIS AGREEMENT. NOTHING CONTAINED IN THE FOREGOING SHALL SERVE TO WAIVE OR OTHERWISE LIMIT (A) SELLER’S REMEDIES OR DAMAGES FOR POST-CLOSING CLAIMS OF SELLER AGAINST PURCHASER WITH RESPECT TO ANY OBLIGATIONS OF PURCHASER THAT, BY THE TERMS OF THIS AGREEMENT, SURVIVE THE CLOSING, INCLUDING BUT NOT LIMITED TO PURCHASER’S OBLIGATIONS IN REGARD TO INDEMNIFICATION UNDER Section 14.03, OR (B) SELLER’S RIGHTS TO OBTAIN FROM PURCHASER ALL COSTS AND EXPENSES OF ENFORCING THIS LIQUIDATED DAMAGES PROVISION, INCLUDING LEGAL COSTS. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGE PROVISIONS CONTAINED IN THIS SECTION.
     ACCEPTED AND AGREED TO:

/s/	/s/
SELLER	PURCHASER
     (b) PURCHASERS REMEDIES. IN THE EVENT THE CLOSING FAILS TO OCCUR BECAUSE OF SELLER’S FAILURE TO PERFORM SELLER’S OBLIGATIONS UNDER THIS AGREEMENT, PURCHASER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE SENT TO THE SELLER, IN WHICH EVENT THE EARNEST MONEY DEPOSIT SHALL BE PROMPTLY RETURNED TO PURCHASER. IN ADDITION, PURCHASER SHALL

HAVE ALL RIGHTS AND REMEDIES AGAINST SELLER PROVIDED AT LAW AND IN EQUITY INCLUDING (BUT NOT LIMITED TO) THE RIGHT TO REQUIRE THAT SELLER SPECIFICALLY PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE REMEDIES PROVISIONS CONTAINED IN THIS SECTION.
     ACCEPTED AND AGREED TO:

/s/	/s/
SELLER	PURCHASER
ARTICLE X
TERMINATION
     Section 10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing as follows:
     (a) by written agreement of the Seller and the Purchaser;
     (b) by either the Purchaser or the Seller if the Closing Date has not occurred by July 29, 2011 (the “Termination Date”)); provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such failure constitutes a breach of this Agreement;
     (c) by the Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller provided, that if such breach is curable by the Seller within fifteen (15) days following the Seller’s receipt of written notice from the Purchaser of such breach, Purchaser may not terminate this Agreement pursuant to this Section 10.01(c) if such breach by the Seller is cured within such fifteen (15) day period so that the conditions would then be satisfied; or
     (d) by the Seller if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser provided, that if such breach is curable by the Purchaser within fifteen (15) days following the Purchaser’s receipt of written notice from the Seller of such breach, Seller may not terminate this Agreement pursuant to this Section 10.01(d) if such breach by the Purchaser is cured within such fifteen (15) day period so that the conditions would then be satisfied.
     Section 10.02 Effect of Termination. Any termination of this Agreement under Section 10.01 will be effective immediately upon the delivery of written notice by the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall be of no further force or effect, except nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in Section 4.02 regarding Confidentiality, or any other obligations that expressly survive termination of this Agreement.
ARTICLE XI
ACTIONS AND OPERATIONS PENDING CLOSING
     Section 11.01 Actions and Operations Pending Closing. Seller agrees that after the Effective Date and until the Closing Date:
     (a) The Hotel will continue to be operated and maintained substantially in accordance with present standards; and Seller shall not (except with Buyer’s prior written approval) cause, approve or permit any material change in the operations of the Hotel, including (without limitation): (i) reduction in inventories of Consumables to levels below those maintained at the Hotel during the preceding 12 months (taking into account any seasonal fluctuations), (ii) material changes in current levels of guest, room and other services at the Hotel, (iii) any material reduction in current sales and marketing efforts with respect to the Hotel, (iv) deferral of scheduled or routine maintenance, repair and replacement of the Improvements or Fixtures and Tangible Personal Property, (v) any material reduction in staff at the Hotel or the transfer of the general manager, any department head or any other executive staff, and (vi) filing of any notice of protest or appeal against, or commencement of any proceeding to recover, any property tax assessments against the Hotel.
     (b) From the date of this Agreement, Seller will not enter into any new Hotel Contract, Employment Contract or Space Lease or create any Title Defect or, or cancel, modify, extend or renew any existing Hotel Contract, Employment Contract or Space Lease, without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion.
     (c) Seller shall have the right, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business, at no less than the Hotel’s standard rates including customary discounted rates. Seller shall entertain in good faith Purchaser’s suggestions relating to the policy of the Hotel with respect to future Bookings and extension of credit.
     (d) Seller shall preserve in force all existing Permits and cause all those expiring to be renewed prior to the Closing Date. If any such Permit shall expire or be suspended or revoked, Seller shall promptly so notify Purchaser and shall take all measures necessary to cause the reinstatement of such Permit without any additional limitation or condition.
     (e) Seller shall not do or voluntarily suffer any act which would result in any of the representations or warranties contained in Section 5.01 not being materially correct as of Closing. Seller shall notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in Section 5.01 not correct in any material respect.
     (f) Seller will maintain in effect, all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel.
     (g) Seller will not dispose of any of the Property, except that Fixtures and Tangible Personal Property may be disposed of in the ordinary course of business and in accordance with this Agreement, provided that the disposed item is replaced by Seller with an item of equal (or better) quality and utility.
Seller shall cause Manager to comply with this Section 11.01 during the period between the Effective Date and the Closing or termination of this Agreement.
ARTICLE XII
CASUALTIES AND TAKINGS
     Section 12.01 Termination Rights. If, prior to Closing, all or a material part of the Real Property is damaged, destroyed or taken by eminent domain (a “Casualty”), Purchaser shall have the right, at its election, to terminate this Agreement, by written notice given to Seller on or before the Closing Date. If a Casualty occurs fewer than ten business days before the Closing Date, Purchaser shall have the right to extend the Closing Date until the 15th business day after the occurrence of such Casualty in order to make the election permitted by this Section 12.01.
     Section 12.02 If No Termination. If a Casualty occurs and Buyer either does not have or elects not to exercise the right under Section 12.01 to terminate this Agreement, this Agreement shall continue in force and, upon Closing, Buyer shall receive:
     (a) a credit against the Purchase Price equal to (A) the amount, if any, of Proceeds received by Seller prior to Closing in connection with such Casualty, plus (B) the “deductible” or self retained limit under the property hazard insurance covering the Real Property, minus (C) the amount (if any) actually expended by Seller to repair, restore or replace the damaged portions of the Real Property; and
     (b) an assignment of Seller’s rights to all Proceeds which may then be or thereafter become payable.
Except for emergency repairs required to prevent an imminent peril to human health or safety or to avoid further material damage to the Real Property, Seller shall not begin any repair, restoration or replacement without Purchaser’s written approval, which Real Property shall not unreasonably withhold or delay.
     Section 12.03 Materiality. For purposes of this Article XII, a Casualty shall be deemed to affect a material part of the Real Property if: (A) such Casualty results in the taking or other permanent loss of any of the Real Property or of any parking area at or access way to the Real

Property, or (B) such Casualty results in damage which will cost more than Seven Hundred Fifty Thousand Dollars ($750,000) to repair or replace.
ARTICLE XIII
COVENANTS AND ACKNOWLEDGEMENTS
     Section 13.01 Employees. Purchaser and Seller agree that the Purchaser or Purchaser’s Hotel manager or an affiliate of Purchaser or such manager will offer employment to a sufficient number of the Employees to commence immediately following Closing, and on substantially the same terms and conditions of their employment prior to the Closing Date, so as to avoid the worker notification requirements of the WARN Act. The Purchaser and Seller acknowledge that no notices will be required by the WARN Act.
     Section 13.02 Permits and Hotel Contracts. The PDQ contract listed on Schedule 5.01(d) also applies to other hotels, expires in August of 2011 and will not be assigned to Purchaser. The Hotel has already received the benefits of that contract and the Purchaser will pay its share of the contract cost if both parties decide that will be appropriate as part of the prorations described in Section 8.01. In addition, certain of the Permits and Hotel Contracts may not, by their terms, be freely transferred or assigned to Purchaser by Seller without the consent of a third party or only upon payment of certain penalties, fees, charges or costs (any such Permit or Hotel Contract referred to as a “Nontransferable Document”). Seller shall endeavor to gain the consent of all necessary third parties to any Nontransferable Document for the transfer or assignment of such documents and Purchaser agrees that to the extent that Seller is able to secure the written consent of such third parties and provide Purchaser with notice thereof on or prior to the date that is five business days prior to the Closing Date, Purchaser shall be obligated to assume such Permit or Hotel Contract in accordance with this Agreement at Closing. To the extent that Seller is unable to secure any such consent of any necessary third parties, or to the extent that any third party requires payment to such third party of any penalties, fees, charges or costs in connection with the assignment of the Nontransferable Document, such Nontransferable Document shall be designated as an Excluded Asset in accordance with the terms of this Agreement on or prior to the date that is five business days prior to the Closing Date.
     Section 13.03 Bulk Sales. Seller and Purchaser agree that no bulk sales filings or notices shall be required as condition to Closing.
     Section 13.04 Hart-Scott-Rodino. Seller and Purchaser agree that The Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. §18(a) et. seq., as amended does not apply to the sale and transactions contemplated in this Agreement.
     Section 13.05 Management/Franchise Agreements. Seller shall cause any existing management or franchise agreements relating to the Hotel to be terminated on or before Closing and Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims arising from such management and franchise agreements, if any.
     Section 13.06 Transfers of Unemployment Tax Reserve Credit. If, in connection with a transfer of unemployment tax reserve experience at the Hotel to Purchaser’s Hotel manager or operator, as the employer of the Employees, the applicable governmental authority requires the written authorization of Seller or Manager, Seller shall cause such authorization to be timely delivered on the appropriate form.
     Section 13.07 Liquor License. Purchaser shall diligently employ all commercially reasonable efforts in good faith to obtain the liquor license.
ARTICLE XIV
INDEMNIFICATION
     Section 14.01 Seller’s Indemnification. Seller hereby agrees to indemnify, hold harmless and defend Purchaser from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants’ and attorneys’ fees, charges and costs (collectively, “Losses”), incurred by Purchaser by reason of (a) Seller’s breach of any representations or warranties of Seller contained in this Agreement (“Seller Rep Breaches”), (b) Seller’s breach of any covenants of Seller contained in this Agreement which survive the Closing, including (without limitation) Seller’s failure to duly (A) perform and discharge Retained Liabilities, (B) perform the obligations of Seller under the Assignment and Assumption Agreements or any other document delivered by Seller at Closing in accordance with Section 7.01, or (C) pay any costs, expenses or taxes that are the Seller’s responsibility under Section 16.01(a).
     Section 14.02 Limitations on Seller’s Indemnity.
     (a) Seller shall have no duty to indemnify Purchaser for any Losses arising hereunder with respect to Seller Rep Breaches: (i) until Purchaser has suffered Losses by reason of Seller Rep Breaches in excess of a One Hundred Fifty Thousand Dollars ($150,000) aggregate deductible (after which point the Seller will be obligated only to indemnify the Purchaser from and against such Losses in excess of such deductible); (ii) or thereafter to the extent the Losses the Purchaser has suffered by reason of Seller Rep Breaches up to an aggregate cap equal to ten percent (10%) of the Purchase Price (after which point the Seller will have no obligation to indemnify the Purchaser from and against such further Losses); and (iii) except with respect to any Seller Rep Breaches indemnity claims delivered to Seller prior to the first anniversary of the Closing Date.
     (b) Seller shall have no duty to indemnify Purchaser for any Losses arising hereunder with respect to Seller’s breach of any covenants of Seller contained in this Agreement which survive Closing except with respect to indemnity claims (i) delivered to Seller prior to the second anniversary of the Closing Date or (ii) based on Seller’s failure to duly pay any costs, expenses or taxes that are the Seller’s responsibility under Section 16.01(a).
     Section 14.03 Purchaser’s Indemnification. Purchaser hereby agrees to indemnify, hold harmless and defend Seller from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants’ and attorneys’ fees, charges and costs incurred by Seller by reason of

(a) Purchaser’s breach of any representations or warranties of Purchaser contained in this Agreement (“Purchaser Rep Breaches”); (b) Purchaser’s breach of any covenants of Purchaser contained in this Agreement which survive the Closing including (without limitation), Purchaser’s failure to (A) perform and discharge the Assumed Liabilities, (B) perform the obligations of Purchaser under the Assignment and Assumption Agreements or any other document delivered by Purchaser at Closing in accordance with Section 7.02, and (C) Purchaser’s failure to pay any costs, expenses or taxes that are the Purchaser’s responsibility under Section 16.01(a). The foregoing Purchaser indemnities with respect to Purchaser’s representations and warranties shall terminate and be of no force and effect one (1) year after the Closing Date, except with respect to any Purchaser Rep Breaches indemnity claims delivered to Purchaser prior to the termination date; and the foregoing Purchaser indemnities shall terminate and be of no force and effect two (2) years after the Closing Date with respect to claims based on Purchaser’s failure to comply with a covenant in this Agreement which survives the Closing or based on Purchaser’s failure to duly pay any costs, expenses or taxes that are the Purchaser’s responsibility under Section 16.01(a).
     Section 14.04 Third Party Claims. If a claim by a third party is made against either of the indemnified parties, and if either of the indemnified parties intends to seek indemnity with respect thereto under this Article XIV, such indemnified party shall promptly notify Purchaser or Seller, as the case may be, of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the indemnified party shall cooperate with it in connection therewith; provided that: (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party; (b) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (c) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Article XIV. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event they shall waive any right to indemnity hereunder by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty days after receipt of the indemnified party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.
ARTICLE XV
NOTICES
     Section 15.01 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called “Notices”) required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by overnight express courier, prepaid for next morning delivery, or by electronic facsimile transmission (“Fax”) addressed to the party to be so notified as follows:

If intended for Seller, to:	WHC809, LLC
c/o Red Lion Hotels Corporation
W. 201 North River Drive
Spokane, WA 99201
Fax: 509-325-7325
Attention: General Counsel

copies to:	Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, WA 98101-3045
Fax: (509) 325-7324
Attention: Bruce Bjerke

If intended for Purchaser, to:	LCP Seattle, LLC
c/o Lowe Enterprises Investment Management, LLC
11777 San Vicente Blvd., Suite 900
Los Angeles, CA 90049
Fax: (310) 207-1132
Attention: Corporate Counsel & Cara Leonard

copies to:	Lowe Hospitality Group, Inc.
10333 East Dry Creek Road, Suite 450
Englewood, CO 80112
Fax: (303) 799-6011
Attention: Michael Everett

Seyfarth Shaw LLP
333 Hope Street, Suite 3900
Los Angeles, CA 90071
Fax: (213) 270-9601
Attention: Amadeo Cantu, Jr.
     Notice mailed by regular, registered or certified mail shall not be permitted. Notice personally delivered shall be deemed received when delivered. Notice sent by overnight express courier for next morning delivery shall be deemed received by the addressee the next business day after mailing thereof upon proof of delivery by the overnight express courier. Notice by Fax transmission shall be deemed received on the day of transmission if transmission is completed before 5:30 pm recipient’s local time on a business day, and otherwise on the business day following the day of transmission; provided, however, that delivery by Fax shall be effective only if the Fax transmission is confirmed within one business day by duplicate notice delivered as otherwise provided herein. Time of completion of Fax transmission shall be established by a transmission confirmation log sheet generated by the sending machine. Either party may at any time change the address for notice to such party by delivering a Notice as aforesaid. Counsel may give any notices on behalf of its client.
ARTICLE XVI
ADDITIONAL COVENANTS
     Section 16.01 Additional Covenants. In addition, the parties agree as follows:
     (a) Expenses. Seller shall be responsible for the premium for the standard Title Policy without endorsements. Purchaser shall pay the additional premium for extended coverage and any endorsements. Purchaser shall pay for the Survey. Purchaser shall pay all sales tax or taxes in the connection with the conveyance of the tangible personal property. Seller shall pay all transfer taxes, excise taxes and other taxes in connection with the conveyance of the real property, and all recording fees for the release of any Title Defect or Lien. The fees and expenses of Seller’s designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of Purchaser’s designated representatives, accountants and attorneys shall be borne by Purchaser. The parties shall split any escrow fees evenly. This Section 16.01(a) shall survive Closing.
     (b) Brokerage. Seller and Purchaser each hereby represent and warrant to the other that neither has dealt with any broker or finder in connection with the transaction contemplated hereby other than Chris Burdett of CB Richard Ellis Hotels and CSCA Capital Advisors LLC (collectively, “Seller’s Brokers”). Seller hereby covenants to Purchaser that Seller shall pay the commissions and compensation owing to Seller’s Brokers from the proceeds of Closing pursuant to the terms of a separate agreement or agreements. Each of Seller and Purchaser hereby agrees to indemnify, defend and hold the other harmless against and from any and all manner of claims, liabilities, loss, damage, attorneys’ fees and expenses, incurred by either party and arising out of, or resulting from, any claim by any broker or finder in contravention of its representation and warranty herein contained. Seller hereby agrees to indemnify, defend and hold Purchaser harmless against and from any and all manner of claims, liabilities, loss, damage, attorneys’ fees and expenses, incurred by Purchaser and arising out of, or resulting from, Seller’s breach of Seller’s covenants set forth in the second sentence of this Section 16.01(b).
     (c) Guest Baggage. All baggage of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby indemnifies Seller against any claims, losses or liabilities in connection with such baggage arising out of the acts of omissions of Purchaser after the Closing Date. Seller hereby indemnifies Purchaser against any claim, losses or liabilities with respect to such baggage arising out of the acts or omissions of Seller prior to the Closing Date.

     (d) Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. In the event an application to reduce real estate taxes is filed for the period during which Seller was the owner of the Real Property and such application results in a reduction of taxes, Seller shall be entitled to a reproration of real estate taxes upon receipt of and based upon the reduction. Purchaser shall pay its pro rata share of the reasonable attorneys’ fees directly related to the reduction as and when due. Seller shall continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs, and the net proceeds from any such proceedings, after payment of reasonable attorneys’ fees, will be prorated between the parties, when received, as of the Closing Date.
     (e) Access to Records After Closing. Seller agrees to preserve at Seller’s business office until the sixth (6th) anniversary of the Closing all records pertaining to the operation of the Hotel in Seller’s or Manager’s possession which were not transferred to Purchaser hereunder and relating to the Property or to the transactions contemplated herein. Similarly, Purchaser agrees to preserve at the Hotel all employment records and sales records transferred by Seller and all records which may be relevant to or required to be produced in connection with Seller’s tax reporting obligations until the sixth (6th) anniversary of the Closing. Where there is a legitimate purpose not injurious to the other party or if there is a tax audit, other governmental inquiry, or litigation or prospective litigation to which Seller or Purchaser is, or may become, a party, making necessary Seller’s access to such records of Purchaser or making necessary Purchaser’s access to such records of Seller, each party, as the case may be, will allow representatives of the other party access to such records during regular business hours at such party’s place of business for the sole purpose of obtaining information for use as aforesaid. Each of Seller and Purchaser agrees to indemnify, hold harmless and defend the other at all times from and after the date of this Agreement, from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants’ and attorneys’ fees, charges and costs, incurred by the other by reason of Seller’s or Purchaser’s failure to provide the other with access to the records described above.
     (f) Purchaser’s Investigation and Inspections. Any investigation or inspection conducted by Purchaser, or any agent or representative of Purchaser, pursuant to this Agreement, in order to verify independently Seller’s satisfaction of any conditions precedent to Purchaser’s Obligations hereunder or to determine whether Seller’s warranties are true and accurate, shall not affect (or constitute a waiver by Purchaser of) any of Seller’s Obligations hereunder or Purchaser’s reliance thereon.
     (g) Construction. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

     (h) Public Statement. Neither Seller nor Purchaser shall make any press release or public statement or announcement concerning this Agreement or the transactions contemplated herein, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.
     (i) Exclusivity. Seller shall deal exclusively with Purchaser with respect to the sale of the Property, Seller shall not enter into an agreement to sell the Property to any party other than Purchaser and Seller shall not make any offer to sell or accept any offer to purchase the Property.
     (j) 1031 Exchange. Provided that Seller gives Purchaser written notice reasonably in advance of the Closing Date that Seller intends to convey the Property as part of an exchange transaction meeting the requirements of Section 1031 of the Internal Revenue Code, Purchaser shall reasonably cooperate with Seller in effecting such an exchange transaction, provided that (A) such cooperation shall be at no expense or liability to Buyer, (B) notwithstanding any assignment of this Agreement by Seller in connection with such exchange or the conveyance of the Property by a party other than Seller, Seller shall remain liable for all of its obligations hereunder, and (C) the completion of such exchange transaction shall not be a condition to Seller’s obligation to close timely hereunder.
ARTICLE XVII
MISCELLANEOUS
     Section 17.01 Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrators, and successors and assigns of Seller and Purchaser; provided, however, Purchaser shall not assign Purchaser’s rights and obligations hereunder to any party without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion. Any such assignment in violation of this provision shall be void. If Seller consents to an assignment, the assignment will not be effective against Seller until Purchaser delivers to Seller a fully executed copy of the assignment instrument, which instrument must be reasonably satisfactory to Seller in both form and substance and pursuant to which the assignee assumes and agrees to perform for the benefit of Seller the obligations of Purchaser under this Agreement, and pursuant to which the assignee makes the warranties and representations required of Purchaser under this Agreement; provided, however, that no such assignment shall relieve the assignor from primary liability for its obligations under this Agreement. Notwithstanding the foregoing or anything to the contrary, Purchaser shall have the right to assigns it rights and obligations hereunder to one or more Affiliates of Purchaser without Seller’s consent, provided that the Affiliate and the assignment otherwise comply with the requirements in this Section for assignments made with Seller’s consent.
     Section 17.02 Entire Agreement. This Agreement and the Escrow Agreement contain all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both oral and written.

     Section 17.03 Attorney’s Fees. Should either party employ attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, or to enforce any judgment relating to this Agreement and the transaction contemplated hereby, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs.
     Section 17.04 Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Washington.
     Section 17.05 Further Assurances. Seller or Purchaser shall promptly perform, execute and deliver or cause to be performed, executed and/or delivered at or after Closing any and all acts, deeds and assurances as either party or the Escrow Agent may reasonably require in order to carry out the intent and purpose of this Agreement.
     Section 17.06 Amendment. This Agreement cannot be changed, amended, supplemented or terminated orally.
     Section 17.07 Counterparts. This Agreement may be executed in one (1) or more counterparts, and all the counterparts shall constitute but one and the same agreement, notwithstanding that all parties hereto are not signatory to the same or original counterpart. This Agreement may be executed and delivered by telecopy, pdf or similar electronic transmittal which shall be deemed an original if sent in accordance with the terms of Section 15.01 regarding Notices.
     Section 17.08 Nonwaiver. Unless otherwise expressly provided herein, no waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made if such waiver is made orally. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other term, covenant or condition. All rights or remedies afforded to Seller or Purchaser hereunder or by law shall be cumulative and not alternative, and the exercise of one right or remedy shall not bar other rights or remedies allowed herein or by law.
     Section 17.09 Captions. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement.
     Section 17.10 Exhibits and Schedules. All Exhibits attached hereto, and the Disclosure Schedule and any Schedule Update, shall be incorporated herein by reference as if set out herein in full.
     Section 17.11 Survival. To the extent required for its proper effect and subject to Article XIV, each provision of this Agreement shall survive Closing, regardless of whether this Agreement specifically provides for its survival, and shall not be deemed merged into the Deed or any other documents delivered at Closing.

     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER: WHC809, LLC
By:	/s/ Dan Jackson
Name:	Dan Jackson
Title:	Executive Vice President

PURCHASER: LCP Seattle, LLC
By:	/s/ Michael H. Lowe
Name:	Michael H. Lowe
Title:	President

By:	/s/ Chris Miller
Name:	Chris Miller
Title:	Vice President

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Escrow Agreement
Exhibit C	Seller’s Closing Certificate
Exhibit D	Warranty Deed
Exhibit E	Bill of Sale
Exhibit F	Assignment and Assumption Agreement
Exhibit G	FIRPTA
Exhibit H	Guaranty

Exhibit A
Legal Description
PARCEL A:
LOTS 5, 6, 7 AND 8 IN BLOCK 20 OF ADDITION TO THE TOWN OF SEATTLE, AS LAID OUT BY A.A. DENNY (COMMONLY KNOWN AS A.A. DENNY’S 3RD ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 33, RECORDS OF KING COUNTY, WASHINGTON;
EXCEPT THE SOUTHWESTERLY 9 FEET OF SAID LOTS 5 AND 8 HERETOFORE CONDEMNED IN KING COUNTY SUPERIOR COURT CAUSE NO. 50320 FOR THE WIDENING OF 4TH AVENUE, AS PROVIDED BY SEATTLE CITY ORDINANCE NO. 13074;
TOGETHER WITH THAT PORTION OF THE VACATED ALLEY ADJOINING SAID LOTS 5, 6, 7 AND 8 AS DISCLOSED BY INSTRUMENTS RECORDED AUGUST 20, 1971 AND MARCH 31, 1972 UNDER KING COUNTY RECORDING NOS. 7108200442 AND 7203310489, AND AS PROVIDED BY SEATTLE CITY ORDINANCE NOS. 100200 AND 100841.
PARCEL B:
THAT PORTION OF LOT 3 IN BLOCK 20 OF ADDITION TO THE TOWN OF SEATTLE, AS LAID OUT BY A.A. DENNY (COMMONLY KNOWN AS A.A. DENNY’S 3RD ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 33, RECORDS OF KING COUNTY, WASHINGTON, ABOVE A HORIZONTAL PLANE AT AN ELEVATION OF 200.5 FEET BASED UPON CITY OF SEATTLE DATUM.

Exhibit B
Escrow Agreement
EARNEST MONEY ESCROW AGREEMENT
FIRST AMERICAN TITLE INSURANCE COMPANY
     This Earnest Money Escrow Agreement (this “Escrow Agreement”) is made as of the ____ day of May, 2011, by and among WHC809, LLC, a Delaware limited liability company (“Seller”), LCP SEATTLE, LLC, a Delaware limited liability company (“Purchaser”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).
RECITALS
     Contemporaneous with this execution of the Escrow Agreement, Seller and Purchaser have entered into that certain Agreement to Purchase Hotel pertaining to the hotel commonly known as the Red Lion on 5th Avenue and located at the address commonly known as 1415 Fifth Avenue, Seattle, WA 98101 (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.
     In connection with the Purchase Agreement, Seller and Purchaser have requested Escrow Agent to receive funds to be held in escrow and applied in accordance with the terms and conditions of this Escrow Agreement.
     NOW THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:
     1. APPOINTMENT OF ESCROW AGENT. Escrow Agent hereby agrees to act as escrow agent in accordance with the terms and conditions of this Escrow Agreement.
     2. INITIAL DEPOSIT. Escrow Agent received an initial deposit on April 12, 2011 in the amount of One Million Seven Hundred Seventy-Five Thousand and No/100 Dollars ($1,775,000) (the “Initial Deposit”).
     3. SECOND DEPOSIT. Within five (5) business days following the execution of this Escrow Agreement, Escrow Agent shall receive a second deposit in the amount of One Million Seven Hundred Seventy-Five Thousand and No/100 Dollars ($1,775,000) (the “Second Deposit”) and together with the Initial Deposit, the total amount held by Escrow Agent in connection with the acquisition of the Hotel shall be Three Million Five Hundred Fifty Thousand and No/100 Dollars ($3,550,000) and such amounts, together with all accrued interest thereon, shall hereafter be defined as the “Earnest Money Deposit.”
     4. EARNEST MONEY DEPOSIT. The Earnest Money Deposit shall be held until the Closing Date of the purchase of the Hotel (except as otherwise expressly provided herein) at which time the Earnest Money Deposit (including all accrued interest thereon) shall be paid as a credit against the Purchase Price for the Hotel. If Purchaser fails to purchase the Hotel on or before the Closing Date in breach of its obligation to do so under the Purchase Agreement, the parties agree that the Earnest Money Deposit, and all interest earned thereon, shall be delivered to Seller as Seller’s sole and exclusive remedy and as liquidated damages, which amount the parties agree is a reasonable sum considering all of the circumstances existing in connection with the purchase of the Hotel, including, without limitation, the relationship of such sum to the amount of harm to Seller that reasonably could be anticipated, Seller’s anticipated use of the proceeds of sale, and the fact that proof of actual damages would be impossible to determine. Notwithstanding the foregoing or anything to the contrary, if the Closing of the transaction does not occur because of (i) a Seller default under the Purchase Agreement, (ii) the failure of any of the conditions set forth in Section 9.02 of the Purchase Agreement, or (iii) Purchaser’s termination of the Purchase Agreement pursuant to a termination right expressly set forth in the Purchase Agreement, the Earnest Money Deposit, and all interest earned thereon, shall be returned promptly to Purchaser. The Earnest Money Deposit, and all interest earned thereon, shall also be returned promptly to Purchaser pursuant to any provision of the Purchase Agreement that provides for such return.
     5. DISBURSEMENT OF EARNEST MONEY DEPOSIT.
          (a) Escrow Agent will deliver the Earnest Money Deposit to Seller or to Purchaser, as the case may be, under the following conditions: (i) To Seller at the Closing of the acquisition of the Hotel upon the consummation thereof; or (ii) To Seller upon receipt of written demand therefor, stating that the Closing of the transaction has not occurred because of a Purchaser default under the Purchase Agreement, and the facts and circumstances underlying such default; provided, however that Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have served a copy of such demand on Purchaser nor thereafter if the Escrow Agent shall have received written notice of objection from Purchaser in accordance with Section 5(b); or (iii) To Purchaser upon receipt of written demand therefor, stating that the Closing of the transaction has not occurred because of a Seller default under the Purchase Agreement, or that the Purchase Agreement has been terminated or canceled in accordance with its terms, and the facts and circumstances underlying such default or termination or cancellation; provided, however, that Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent has served a copy of such demand on Seller, nor thereafter if the Escrow Agent shall have received written notice of objection from Seller in accordance with Section 5(b).
          (b) Upon the filing of a written demand for the Earnest Money Deposit by Purchaser or Seller, the filing party shall concurrently deliver a copy of such demand on the other party, and pursuant to clauses (ii) or (iii) of Section 5(a), Escrow Agent shall also promptly serve a copy thereof on the other party. The other party shall have the right to object to the delivery of the Earnest Money Deposit by serving written notice of such objection on Escrow Agent (with a copy to the party making such demand) at any time within five (5) business days after the service of such copy on it, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Earnest Money Deposit. Upon receipt of such notice, Escrow Agent shall promptly serve a copy thereof on the party who filed the written demand. In the event Escrow Agent shall have received the notice of objection and within the time therein prescribed, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from both Seller and Purchaser directing the disbursements

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of said Earnest Money Deposit, in which case Escrow Agent shall then disburse said Earnest Money Deposit in accordance with said direction, or (ii) in the event of litigation between Seller and Purchaser, Escrow Agent shall deposit the Earnest Money Deposit with the clerk of the court in which said litigation is pending for a determination on the disposition of the Earnest Money Deposit.
          (c) Escrow Agent may act upon any instrument or other writing believed by it, in good faith, to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Escrow Agreement except for the Escrow Agent’s default of its obligations under this Escrow Agreement, misconduct or negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Escrow Agreement unless the same is in writing and signed by Purchaser and Seller, and, if the Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that Escrow Agent shall be uncertain as to the Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller which, in the Escrow Agent’s opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold the Earnest Money Deposit and may decline to take any other action.
          (d) Escrow Agent shall place the Earnest Money Deposit in a specially designated interest bearing account at a federally insured banking institution reasonably acceptable to Purchaser. Any accrued interest shall be added to the Earnest Money Deposit and become a part thereof.
     6. DEPOSITS OF EARNEST MONEY DEPOSIT. All interest will accrue to and be reported to the Internal Revenue Service for the account of:

Name:	Lowe Capital Partners, LLC
11777 San Vicente Boulevard, Suite 900
Los Angeles, California 90049
Attention:	Cara Leonard
Facsimile No.:	310.207.1132

Tax Identification No.:	27-2875058
     Escrow Agent shall not be responsible for any penalties, or loss of principal or interest, or any delays in the withdrawal of the funds which may be imposed by the depository institution as a result of the making or redeeming of the investment pursuant to Seller and/or Purchaser instructions.
     7. DEFAULT AND/OR DISPUTES. In the event any party to the transaction underlying this Escrow Agreement shall tender any performance after the time when such performance was due, Escrow Agent may proceed under this Escrow Agreement unless the other party to this Escrow Agreement shall give to Escrow Agent written direction to stop further performances of Escrow Agent’s functions hereunder. In the event written notice of default or dispute is given to Escrow Agent by any party, or if Escrow Agent receives contrary written

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instructions from any party, then Escrow Agent will promptly notify all other parties of such notice. Thereafter, Escrow Agent will decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court. In the event of a dispute, Escrow Agent is authorized to deposit the Earnest Money Deposit into a court of competent jurisdiction for a determination as to the proper disposition of said deposit. In the event that the Earnest Money Deposit is deposited in court, Escrow Agent shall be entitled to file a claim in the proceeding for its costs and counsel fees, if any.
     8. ESCROW AGENT FEES AND OTHER EXPENSES. Escrow Agent shall charge $4,000 for its services hereunder. Unless otherwise directed in writing, such fees shall be shared equally by Seller and Purchaser. All fees, charges and expenses are due and payable at the closing of the sale of the Hotel or the disbursement of the Earnest Money Deposit and such amounts may be deducted by Escrow Agent from any funds held in escrow due to the party from whom such amounts are due and owing. Additional amounts which may become due for any reason shall be promptly paid to Escrow Agent by the party owing such amounts. Escrow Agent shall not be required to advance its own funds for any purpose provided that any such advance, made at its option, shall be promptly reimbursed by the party for whom it is advanced, and such optional advance shall not be an admission of liability on the part of Escrow Agent.
     9. HOLD HARMLESS. Purchaser and Seller shall indemnify Escrow Agent and hold Escrow Agent harmless from all damage, costs, claims and expenses arising from performance of its duties as Escrow Agent including reasonable attorneys’ fees, except for those damages, costs, claims and expenses resulting from Escrow Agent’s default of its obligations under this Escrow Agreement, negligence or misconduct.
     10. TERMINATION. This Escrow Agreement shall terminate upon the (a) disbursement by Escrow Agent of all of the Earnest Money Deposit, or (b) joint written instructions of Purchaser and Seller.
     11. RELEASE OF PAYMENT. Payment of the funds so held in escrow by Escrow Agent, in accordance with the terms, conditions and provisions of this Escrow Agreement, shall fully and completely discharge and exonerate Escrow Agent from any and all future liability or obligations of any nature or character at law or equity to the parties hereto or under this Escrow Agreement.
     12. NOTICES. All notices, demands, requests, consents, approvals and other communications (herein collectively called “Notices”) required or permitted to be given hereunder, or which are to be given with respect to this Escrow Agreement, shall be in writing and shall be personally delivered or sent by overnight express courier, prepaid for next morning delivery, or by electronic facsimile transmission (“Fax”) addressed to the party to be so notified as follows:

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To Seller:	To Purchaser:

WHC809, LLC	LCP-Seattle, LLC
W. 201 North River Drive	c/o Lowe Capital Partners, LLC
Suite 100	11777 San Vicente Boulevard, Suite 900
Spokane, WA 99201	Los Angeles, California 90049
Attention: Thomas McKiernan	Attention: Cara Leonard
Facsimile No.: 509.325.7324	Facsimile No.: 310.207.1132
Email: tom.mckiernan@redlion.com	Email: cleonard@loweenterprises.com

To Escrow Agent:	With a copy to:

First American Title Insurance Company	Lowe Enterprises
National Commercial Service	11777 San Vicente Boulevard, Suite 900
818 Stewart Street, Suite 800	Los Angeles, California 90049
Seattle, WA 98101	Attention: Corporate Counsel
Attention: Laura Lau	Facsimile No.: 310.820.8131
Facsimile No.: 866.678.0692	Email: jdemarco@loweenterprises.com
Email: llau@firstam.com

And with a copy to:

Lowe Hospitality Group
10333 East Dry Creek Road, Suite 450
Englewood, Colorado 80112
Attention: Michael Everett
Facsimile No.: 303.799.6011
Email: meverett@destinationhotels.com

And with a copy to:

Seyfarth Shaw LLP
333 South Hope Street, Suite 3900
Los Angeles, California 90071
Attention: Amadeo Cantu and Sandy Yu
Facsimile No.: 213.270.9601
Email: acantu@seyfarth.com and
syu@seyfarth.com
Notices mailed by regular, registered or certified mail shall not be permitted. Notices personally delivered shall be deemed received when delivered. Notices sent by overnight express courier for next morning delivery shall be deemed received by the addressee the next business day after mailing thereof upon proof of delivery by the overnight express courier. Notices sent by Fax transmission shall be deemed received on the day of transmission if transmission is completed before 5:30 pm recipient’s local time on a business day and otherwise on the business day following the day of transmission; provided, however, that delivery by Fax shall be effective

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only if the Fax transmission is confirmed within one business day by duplicate notice delivered as otherwise provided herein. Time of completion of Fax transmission shall be established by a transmission confirmation log sheet generated by the sending machine. Either party may at any time change the address for notice to such party by delivering a Notice as aforesaid.
     13. Should any party employ attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Escrow Agreement, or to recover damages for breach of this Escrow Agreement, or to enforce any judgment relating to this Escrow Agreement, or if a party is found to have improperly or vexatiously objected to a disbursement of the Earnest Money Deposit, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs.
     14. This Escrow Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and assigns.
     15. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Washington.
     16. This Escrow Agreement may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.
Signatures are set forth on the following page.

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     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date set forth above.

“SELLER”

WHC809, LLC, a Washington limited liability company

By:
Its:

“PURCHASER”

LCP SEATTLE, LLC, a Delaware limited liability company

By:
Its:

By:
Its:

“ESCROW AGENT”

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Its:

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Exhibit C
Seller’s Closing Certificate
     This Seller’s Closing Certificate is made by WHC809, LLC, a Delaware limited liability company (“Seller”), in favor of LEI AG-Seattle, LLC, a Delaware limited liability company (“Purchaser”) in accordance with that certain Agreement to Purchase Hotel dated May 3, 2011, as assigned and amended by and between Seller and Purchaser (the “Purchase Agreement”). Undefined capitalized terms used herein shall have the meaning ascribed to such terms in the Purchase Agreement.
     Pursuant to the Purchase Agreement, Seller hereby certifies to and for the benefit of Purchaser that the representations and warranties contained in Section 5.01 of the Purchase Agreement are accurate in all material respects as of Closing.
     Executed as of June ___, 2011.
Signature is as set forth on the following page.

SELLER:	WHC809, LLC, a Delaware limited liability
company

By:
Name:
Title:

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Exhibit D
Warranty Deed
WHEN RECORDED RETURN TO:
Seyfarth Shaw LLP
333 Hope Street, Suite 3900
Los Angeles, CA 90071
Attn: Amadeo Cantu, Jr.
STATUTORY WARRANTY DEED

Grantor:	WHC809, LLC, a Delaware limited liability company

Grantee:	LEI AG-Seattle, LLC, a Delaware limited liability company
Abbreviated Legal Description:

Ptn Lots 3 and 5-8, Block 20, A.A. Denny’s 3rd Add. to the City of Seattle, Vol. 1, P. 33
Assessor’s Tax Parcel No.: 197570-0255-06
     GRANTOR, WHC809, LLC, a Delaware limited liability company, for and in consideration of One Dollar and other good and valuable consideration in hand paid, conveys and warrants to LEI AG-Seattle, LLC, a Delaware limited liability company, the real property legally described on Exhibit A attached hereto and incorporated herein by this reference, situated in King County, Washington, subject to the matters identified on Exhibit B attached hereto and incorporated herein by this reference.
DATED this _____ day of June, 2011.

GRANTOR:

WHC809, LLC, a Delaware limited liability company

By
Its

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
     On this _____ day of June, 2011, before me, a Notary Public in and for the State of Washington, personally appeared ________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that_______ was authorized to execute the instrument, and acknowledged it as the ______________ of WHC809, LLC, a Delaware limited liability company, to be the free and voluntary act and deed of said limited liability company for the uses and purposes mentioned in the instrument.
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

NOTARY PUBLIC in and for the State of
Washington, residing at
My appointment expires
Print Name

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EXHIBIT A
LEGAL DESCRIPTION
PARCEL A:
LOTS 5, 6, 7 AND 8 IN BLOCK 20 OF ADDITION TO THE TOWN OF SEATTLE, AS LAID OUT BY A.A. DENNY (COMMONLY KNOWN AS A.A. DENNY’S 3RD ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 33, RECORDS OF KING COUNTY, WASHINGTON;
EXCEPT THE SOUTHWESTERLY 9 FEET OF SAID LOTS 5 AND 8 HERETOFORE CONDEMNED IN KING COUNTY SUPERIOR COURT CAUSE NO. 50320 FOR THE WIDENING OF 4TH AVENUE, AS PROVIDED BY SEATTLE CITY ORDINANCE NO. 13074;
TOGETHER WITH THAT PORTION OF THE VACATED ALLEY ADJOINING SAID LOTS 5, 6, 7 AND 8 AS DISCLOSED BY INSTRUMENTS RECORDED AUGUST 20, 1971 AND MARCH 31, 1972 UNDER KING COUNTY RECORDING NOS. 7108200442 AND 7203310489, AND AS PROVIDED BY SEATTLE CITY ORDINANCE NOS. 100200 AND 100841.
PARCEL B:
THAT PORTION OF LOT 3 IN BLOCK 20 OF ADDITION TO THE TOWN OF SEATTLE, AS LAID OUT BY A.A. DENNY (COMMONLY KNOWN AS A.A. DENNY’S 3RD ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 33, RECORDS OF KING COUNTY, WASHINGTON, ABOVE A HORIZONTAL PLANE AT AN ELEVATION OF 200.5 FEET BASED UPON CITY OF SEATTLE DATUM.

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EXHIBIT B
PERMITTED EXCEPTIONS
1.	General Taxes for the year 2011, a lien not yet due or payable.
2.	Ordinance No. 121482 of the City of Seattle, approved on May 26, 2004. Being an ordinance establishing a downtown parking and business improvement area; levying special assessments upon the businesses, multifamily residential or mixed-use projects within the area; providing for the deposit of revenues in a special account and expenditures therefrom; providing for collection of and penalties for delinquencies.
3.	Right of King County to make necessary slopes for cuts or fills upon said premises for road, acquired by condemnation decree entered in King County Superior Court Cause No. 50320.
4.	The terms and provisions contained in the document entitled Party Wall Agreement, executed by and between Sparkman & McLean Company, a corporation and Thomas M. Green, et ux, recorded October 9, 1908 as Instrument No 573374 of Official Records.
5.	The terms and provisions contained in the document entitled Indemnity Agreement, executed by and between Puget Sound Realty Associates and City of Seattle, recorded May 11, 1921 as Instrument No. 1517450 of Official Records.
6.	The terms and provisions contained in the document entitled Indemnity Agreement, executed and between Puget Sound Savings & Loan Association and City of Seattle, recorded July 2, 1926 as Instrument No. 2207333 of Official Records.
7.	The terms and provisions contained in the document entitled “Ordinance Nos. 100200 and 100841” recorded August 20, 1971 and March 31, 1972 as Recording Nos. 7108200442 and 7203310489 of Official Records.
8.	The terms, provisions and easement(s) contained in the document entitled “Electrical System Easement Agreement” recorded April 12, 1972 as Recording No. 7204120430 of Official Records.
9.	The terms, provisions and easement(s) contained in the document entitled “Easement Agreement” recorded June 6, 1972 as Recording No. 7206060448 of Official Records.
10.	Easement, including terms and provisions contained therein:

Recording Information:	July 29, 1975 under Recording No. 7507290622
In Favor of:	Pacific Northwest Bell Telephone Company, a Washington corporation
For:	Underground telephone distribution system
Affects:	(Parcel A) as described therein

11.	Easement, including terms and provisions contained therein:

Recording Information:	August 18, 1983 under Recording No. 8308180485
In Favor of:	Washington. Services, Inc., a Washington corporation
For:	Parking garage access
Affects:	(Parcel A) as described therein

Assignment of Agreements and Covenants:
Assignor:	U. S. Bank of Washington, National Association
Assignee:	Inn of Fifth Avenue Associates, L.P., a Washington limited partnership
Recorded:	June 29, 1995
Recording No.:	9506290394
12.	The terms and provisions contained in the document entitled Agreement, executed by and between U.S. Bank and The Downtown Seattle Association, a non-for profit association, recorded November 28, 1990 as Instrument Nos. 9011280990 and 9011280992 of Official Records.
13.	Easement, including terms and provisions contained therein:

Recording Information:	June 21, 1995 under Recording No. 9506210876
In Favor of:	Seattle Steam Corporation
For:	Underground steam main
Affects:	(Parcel A) as described therein
14.	The terms and provisions contained in the document entitled Broadband Communications Services, Commercial Right of Entry Agreement, executed by and between TCI Cablevision of Washington, Inc., a Washington corporation and Inn on Fifth Avenue Associates, LP., whose sole general partner is Goodale and Barbieri Companies, dba Cavanaugh’s Inn on Fifth Avenue, recorded July 16, 1996 as Instrument No. 9607160672 of Official Records.

15.	The terms, provisions and easement(s) contained in the document entitled “Grant of Easement Agreement” recorded July 16, 1996 as Recording No. 9607160673 of Official Records.

16.	The terms and provisions contained in the document entitled Public Place Indemnity Agreement, executed by and between Goodale and Barbieri and City of Seattle, recorded September 4, 1996 as Instrument No. 9609040455 of Official Records.

17.	Easement, including terms and provisions contained therein:

Recording Information:	April 1, 1999 under Recording No. 9904010805
In Favor of:	The City of Seattle, a municipal corporation
For:	Public walkway and electrical facilities
Affects:	(Parcel A) as described therein
18.	Covenants, conditions, restrictions and/or easements:

Recorded:	October 12, 1999
Recording No.:	19991012000404

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Exhibit E
Bill of Sale
BILL OF SALE
     KNOW ALL MEN BY THESE PRESENTS, that WHC809, LLC, a Delaware limited liability company (the “Seller”), for and in consideration of the sum of Ten Dollars and other valuable consideration to it in hand paid by LEI AG-Seattle, LLC, a Delaware limited liability company (the “Purchaser”), the receipt and sufficiency of which are hereby acknowledged, and pursuant to that certain Agreement to Purchase Hotel dated May 3, 2011 between Seller and Purchaser, as assigned and amended (the “Purchase Agreement”), hereby sells, assigns, transfers and conveys unto said Purchaser any and all of Seller’s right, title and interest in, to and under the Fixtures and Tangible Personal Property, the Documents and the Consumables (collectively, the “Transferred Property”), as is, where is, and without warranty of use, and without warranty, express or implied, of merchantability or fitness for a particular purpose, except that Seller shall warrant and defend unto Purchaser and Purchaser’s successors and assigns title to the Transferred Property against all persons claiming by, through or under Seller.
     Nothing contained in this Bill of Sale shall be deemed to limit, waive or otherwise derogate from any provision in the Purchase Agreement (including, but not limited to, any representations, warranties or indemnities) by either Seller or Purchaser and none of such provisions in the Purchase Agreement shall be deemed to have merged into this Bill of Sale.
     Seller shall promptly execute and deliver to Purchaser any additional instrument or other document which Purchaser reasonably requests to evidence or better effect the sales, assignments, transfers and conveyances contained herein.
     All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Purchase Agreement.
     TO HAVE AND TO HOLD all of said personal property unto Purchaser, its successors and assigns, to its own use forever.
(Remainder of page intentionally left blank; signatures follow.)

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     IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of June __, 2011.

WHC809, LLC

By:
Name:
Title:

LEI AG-SEATTLE, LLC

LEIM SEATTLE, LLC

By:
Name:
Title:

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Exhibit F
Assignment and Assumption Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS GENERAL ASSIGNMENT OF THE BOOKINGS, HOTEL CONTRACTS, THE SPACE LEASES, AND MISCELLANEOUS HOTEL ASSETS (this “Assignment”) is being made effective as of the __ day of June, 2011, by WH809, LLC, a Delaware limited liability company (“Assignor”) and LEI AG-Seattle, LLC, a Delaware limited liability company (“Assignee”), pursuant to the terms of that certain Agreement to Purchase Hotel dated as of May 3, 2011, between Assignor, as Seller, and Assignee, as Purchaser, as assigned and amended (the “Purchase Agreement”). All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Purchase Agreement.
     In consideration of the sum of Ten and No/100 Dollars ($10.00) and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby covenant and agree as follows:
     1. Assignor hereby sells, assigns, transfers, and conveys to Assignee all of the right, title and interest of Assignor in, to and under the Bookings, the Hotel Contracts identified in Exhibit A attached hereto, the Space Leases identified in Exhibit B attached hereto, the Permits and the Miscellaneous Hotel Assets (said Bookings, Hotel Contracts, Space Leases and Miscellaneous Hotel Assets being individually and collectively referred to as the “Assigned Property”), to have and to hold the same unto Assignee and Assignee’s heirs, successors and assigns, forever.
     2. Assignee accepts assignment of the Assigned Property and hereby assumes and shall perform any and all obligations of Assignor in accordance with the terms of the Assigned Property which accrue and are attributable to all periods and/or operations from and after the effective date hereof.
     3. Assignee hereby agrees to defend, indemnify, protect and hold Assignor harmless from and against any and all claims, demands, actions, causes of action, liabilities, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising from any default, act, or omission on the part of Assignee, its representatives, agents, successors, or assigns related to the Assigned Property that occur from and after the effective date hereof.
     4. Assignor hereby agrees to defend, indemnify, protect and hold Assignee harmless from and against any and all claims, demands, actions, causes of action, liabilities, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising from any default, act, or omission on the part of Assignor, its representatives, agents or predecessors related to the Assigned Property that occurred prior to the effective date hereof.
     5. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any provision in the Purchase Agreement (including, but not limited to,

any representations, warranties or indemnities) by either Assignor or Assignee and none of such provisions in the Purchase Agreement shall be deemed to have merged into this Assignment.
     6. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the sales, assignments, transfers and conveyances contained herein.
     7. This Assignment may be executed by the parties in one or more counterparts, all of which together shall constitute one and the same agreement.
     8. This Assignment shall bind, and the benefits thereof shall inure to, the respective heirs, legal representatives, successors, and assigns of Assignor and Assignee.
Signatures are set forth on the following page.

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ASSIGNOR:	WHC809, LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:	LEI AG-SEATTLE, LLC, a Delaware limited liability company

LEIM SEATTLE, LLC

By:
Name:
Title:

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EXHIBIT A
Hotel Contracts
a. That certain agreement by and between Hasler Financial Services, LLC and Red Lion Fifth Ave #809 dated March 24, 2010 in connection with postage meter rental.
b. That certain agreement by and between Telkonet, Inc. and WHC809, LLC dated June 9, 2008 in connection with high speed internet access services.
c. That certain agreement by and between Dunbar Armored, Inc. and Red Lion Hotel on Fifth Avenue dated June 8, 2008 in connection with armored car service.
d. That certain agreement by and between Guardian Security and Red Lion Hotel Seattle dated November 15, 2010 in connection with fire alarm testing and inspection services.
e. That certain agreement by and between Global AV Resources, Inc. and Red Lion Hotel on 5th Avenue dated January 7, 2010 in connection with in-house audio visual services with a term ending July 31, 2012.
f. That certain agreement by and between American Consumer Financial Network and RLH on Fifth Avenue dated March 22, 2011 in connection with on-premises ATM cash dispenser.
g. That certain agreement by and between ThyssenKrupp Elevator Corporation and Red Lion Inn dated December 17, 2010 in connection with elevator maintenance and inspection services.
h. That certain agreement by and between Magnum Print Solutions and Red Lion on 5th Avenue dated March 1, 2011 in connection with printer maintenance and supplies.
i. That certain agreement by and between Micros Systems, Inc and Red Lion Hotel on Fifth Avenue dated December 17, 2004 as amended on December 17, 2004 in connection with a Property Management System.
j. That certain agreement by and between PDQ and Red Lion Hotels Corporation in connection with House Keeping training. This is a multi-property contract applicable to the Hotel and expires August 9, 2011 with respect to the Hotel. (See Section 13.02 of the Agreement).
k. That certain agreement by and between DIRECTV and Red Lion Hotel 5th Ave. dated August 21, 2008 in connection with TV programming services.

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l. That certain agreement by and between Metropolis Technologies, Inc. and Red Lion Hotel on Fifth Avenue dated January 15, 2010 in connection with call accounting software.
m. That certain agreement by and between Muzak and Red Lion Hotel dated December 1, 2003 in connection with music services.
n. That certain agreement by and between United Business Machines and Red Lion Hotel dated August 12, 2004 in connection with copy machine rental and maintenance.
o. That certain agreement by and between Ecolab and Red Lion Hotel on Fifth Avenue in connection with dishwasher, glass dishwasher, water care equipment rental and maintenance with a month to month term.
p. That certain agreement by and between Bon Air and Red Lion Hotel on Fifth Avenue in connection with linen laundry with a month to month term.
q. That certain agreement by and between Steritech and Red Lion Hotel on Fifth Avenue in connection with pest control with a month to month term.
r. That certain agreement by and between Botanical Designs and Red Lion Hotel on Fifth Avenue in connection with landscaping services with a month to month term.
s. That certain agreement by and between Wet Inc. and Red Lion Hotel on Fifth Avenue in connection with water treatment services with a month to month term.
t. That certain agreement by and between United Parking and Red Lion Hotel on Fifth Avenue in connection with parking services with a month to month term, which assumed that certain Parking Service Agreement by and between Ampco System Parking and Inn on Fifth Avenue Associates dated June 27, 1995.
u. Parking Garage Access Easement by Peoples National Bank of Washington, a national banking association, dated August 4th, 1983.
v. Construction Conditions Agreement by and between Peoples National Bank of Washington, a national banking association, and Washington Services, Inc, a Washington corporation, dated August 4th, 1983.
w. Parking Maintenance and Operation Agreement by and between Peoples National Bank of Washington, a national banking association, and Washington Services, Inc, a Washington corporation, dated August 4th, 1983.
x. Restrictive Covenants by and between Peoples National Bank of Washington, a national banking association, and Washington Services, Inc, a Washington corporation, dated August 4th, 1983.

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y. Assignment of Agreements and Covenants by U.S. Bank of Washington, National Association to Inn on Fifth Avenue Associates, L.P., a Washington Limited Partnership, recorded as Instrument No. 95-06290394 with the Official Records of King County, Washington.

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EXHIBIT B
Space Leases
That certain lease by and between the Inn of Fifth Avenue Associates L.P. and Elephant & Castle dated 1996 and as acknowledged on January 17, 1997, as amended by that certain First Amendment dated November 23, 2010.

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Exhibit G
FIRPTA
CERTIFICATE REGARDING FOREIGN INVESTMENT
IN REAL PROPERTY TAX ACT
(ENTITY TRANSFEROR)
     Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee (purchaser) that withholding of tax is not required upon the disposition of a U.S. real property interest by WHC809, LLC, a Delaware limited liability company (“Transferor”), Transferor hereby certifies to Transferee:
     1. Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or a disregarded entity (as those terms are defined in the Internal Revenue Code and Income Tax Regulations),
     2. Transferor’s Federal Employer Identification Number is _______________,
     3. Transferor’s office address is: 201 W North River Dr. #100, Spokane, WA 99201; and
     4. The address or description of the property which is the subject matter of the disposition is 1415 Fifth Avenue, Seattle, WA 98101.
     Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
     Transferor declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual executing this certification on behalf of Transferor has full authority to do so.
Signature is set forth on the following page.

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WHC809, a Delaware limited liability company

By:
Name:
Title:

Dated:	June _________, 2011

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Exhibit H
Guaranty
GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT (this “Guaranty”) is made as of June __, 2011, by Red Lion Hotels Corporation, a Washington corporation (“Guarantor”) in favor of LEI AG-Seattle, LLC, a Delaware limited liability company (“Buyer”), with reference to the following facts, which are a material part of this Guaranty:
RECITALS
     A. Pursuant to that certain Agreement to Purchase Hotel for the Red Lion Hotel on Fifth Avenue, between WHC809, LLC, a Delaware limited liability company, as “Seller” (“Seller”) and Buyer (the “Purchase Agreement”), Buyer has concurrently herewith purchased certain real and personal Property (as defined in the Purchase Agreement).
     B. Guarantor is an indirect owner of the equity in Seller, and Guarantor will benefit materially from the sale of the Property to Buyer.
     C. The delivery of this Guaranty is a condition to Buyer’s obligation to purchase the Property and Buyer would not have closed such purchase without the delivery of this Guaranty.
     NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which Guarantor acknowledges, Guarantor agrees as follows:
     1. Guaranty of Payment and Performance. Upon the failure by Seller to pay or perform any Guaranteed Obligation, Guarantor shall upon demand itself pay or cause to be performed such Guaranteed Obligation (or, if such Guaranteed Obligation is non-monetary and Guarantor cannot or does not cause it to be performed, pay the damages suffered by Buyer from its non-performance). This Guaranty is a guarantee of payment and performance and not of collection. As used herein, “Guaranteed Obligations” include all of Seller’s obligations to Buyer under the Purchase Agreement that accrue or are otherwise to be paid or performed hereafter, including, without limitation, (A) any and all amounts that Seller may hereafter owe Buyer under the Purchase Agreement (i) for breach of Seller’s representations, warranties and covenants contained in the Purchase Agreement or (ii) under any indemnification provision of the Purchase Agreement and (B) any and all covenants or undertakings by Seller hereafter to be performed under the Purchase Agreement. For the avoidance of doubt, Guarantor acknowledges and agrees that Seller’s obligations under the estoppel certificate executed by Seller pursuant to Section 9.02(g) of the Purchase Agreement are Guaranteed Obligations.

     2. Guarantor’s Obligations Independent. Guarantor’s obligations hereunder shall be primary and this Guaranty shall be enforceable against Guarantor and its successors without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Buyer against Seller, Seller’s successors or assigns or any other party, or against any security for the Guaranteed Obligation.
     3. Unlimited Liability. Guarantor’s liability under this Guaranty is unlimited in amount, except to the extent that the Purchase Agreement limits Seller’s liability with respect to the Guaranteed Obligations.
     4. Duration. No claim may be asserted against Guarantor under this Guaranty following the second anniversary of the date of this Guaranty. This Guaranty shall automatically terminate on the second anniversary of the date of this Guaranty, except with respect to any claims which have been asserted against Guarantor in writing on or prior to such date that have not been finally resolved.
     5. Guarantor’s Representations and Warranties. Guarantor represents, warrants and covenants that:
          (a) Guarantor is duly organized, validly existing and in good standing as a corporation under the laws of the state of Washington; has full power to enter into this Guaranty and fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Guaranty by all necessary corporate action; and has caused this Guaranty to be duly executed and delivered on its behalf to Buyer.
          (b) No government or third party approval or consent, which has not been obtained, is required for Guarantor’s execution and delivery of this Guaranty or performance of its obligations hereunder.
          (c) Guarantor’s execution, delivery and performance of this Guaranty do not and will not violate, and are not restricted by, any applicable law, any provision of its corporate articles or by-laws or any contractual obligation to which Guarantor is bound or by which Guarantor or any of its assets are bound.
          (d) This Guaranty constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in equity or at law).
          (e) Guarantor is familiar with the terms and conditions of the Purchase Agreement.
     6. Authorizations and Waivers Relating to Actions of Buyer.
          (a) Guarantor authorizes Seller, without notice or demand, and without affecting Guarantor’s liability under this Guaranty, from time to time to modify any of the terms and conditions of the Purchase Agreement. Guarantor’s obligations under this Guaranty shall

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continue and Guarantor shall not have the right to limit or revoke this Guaranty upon any modification of the Purchase Agreement.
          (b) Guarantor waives any right it may have to require Buyer to proceed against Seller or any other person or entity liable under the Purchase Agreement, or to pursue any other remedy with respect to the Guaranteed Obligations..
          (c) Guarantor waives any requirement of presentment, demand for performance, notice of non-payment or non-performance, protest or notice of protest, notice of dishonor, notice of any modification of any term or condition of the Purchase Agreement, notice of extension of time for payment or performance or any other notice or demand to which Guarantor might otherwise be entitled, except for such notices as Buyer is expressly required to provide to Seller under this Guaranty.
          (d) Guarantor assumes responsibility for being and keeping informed of the financial condition of Seller and of Seller’s performance of the Guaranteed Obligations and of all other facts and circumstances bearing on the risk of nonperformance of the Guaranteed Obligations by Seller, and Buyer shall have no duty to advise Guarantor of information known to it regarding that condition or any such circumstances.
          (e) At its election, Buyer may exercise any right or remedy it may have against Seller without affecting or impairing Guarantor’s liability under this Guaranty, except to the extent that the Guaranteed Obligations are actually paid or performed.
          (f) Guarantor waives any defense arising from the absence, impairment, or loss of any right of reimbursement, contribution, or subrogation, or any other right of Guarantor against Seller, whether resulting from the election by Buyer or otherwise. Guarantor waives any defense arising from any cause whatsoever, including without limitation Buyer’s act or omission, resulting in the cessation of Seller’s liability to Buyer, either in whole or in part; provided, however, the foregoing shall not be construed or deemed to (i) expand Guarantor’s liability hereunder beyond Seller’s liability under the Purchase Agreement or (ii) limit Guarantor’s rights to object to any Buyer claim to the extent Seller has the right to object to such claim under the Purchase Agreement. Guarantor waives all rights and defenses arising out of an election of remedies by Buyer, even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against Seller.
          (g) Until all of the Guaranteed Obligations have either been indefeasibly paid or performed or have expired by the express terms of the Purchase Agreement, Guarantor (i) waives any right of subrogation against Seller by reason of any payments or acts of performance by Guarantor hereunder; (ii) waives any right to enforce any remedy which Guarantor may now or hereafter have against Seller by reason of any one or more payments or acts of performance in compliance with Guarantor’s obligations hereunder, and (iii) subordinates any liability or indebtedness of Seller now or hereafter held by Guarantor to Seller’s obligations to Buyer under the Purchase Agreement.
Guarantor acknowledges that it has discussed with legal counsel the effect of the above waivers on rights and remedies it might otherwise have.

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     7. Survival of Guarantor’s Obligations. Guarantor agrees that if at any time all or any part of the payment of any Guaranteed Obligation at any time received by Buyer from Seller is or must be returned by Buyer for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Seller), then Guarantor’s obligations hereunder shall, to the extent of the amount returned, be deemed to have continued in existence as to such Guaranteed Obligation, as though such previous payment had never been made.
     8. Enforcement Costs. In the event of any litigation to enforce this Guaranty, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred therein, including on appeal, and including without limitation, reasonable attorney’s fees and expenses and court costs.
     9. Governing Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State that govern the Purchase Agreement, without regard to principles of conflicts of laws. Guarantor hereby agrees that any action to declare or enforce any rights or obligations under this Guaranty may be commenced by Buyer in a court of general jurisdiction in Washington (or, if diversity jurisdiction exists, in the United States District Court for the district where such property is located). Guarantor hereby consents to the jurisdiction of each such court for such purposes, and agrees that any notice, complaint or legal process delivered as required herein shall constitute adequate notice and service of process for all purposes and shall subject Guarantor to the jurisdiction of such court for purposes of adjudicating any matter related to this Guaranty.
     10. Notices. Notices under or with respect to this Guaranty shall be given in the same manner, and with the same effect, as under the Purchase Agreement to the Guarantor or the Buyer as follows:

If to Guarantor:	Red Lion Hotels Corporation
Attn: General Counsel
W. 201 North River Drive, Suite 100
Spokane, WA 99201

If to Buyer:	LEI AG-Seattle, LLC
c/o Lowe Enterprises Investors
11777 San Vicente Boulevard, Suite 900
Los Angeles, California 90049
Attention: Russell Mann
     11. Successors and Assigns. This Guaranty shall be binding upon and inure to the benefit of Guarantor and Buyer, and their respective successors and assigns.
     12. Severability. If any provision of this Guaranty is held unenforceable, such holding shall not invalidate the remaining provisions hereof.
     13. WAIVER OF JURY TRIAL. IN ANY ACTION BROUGHT BY EITHER PARTY UNDER OR OTHERWISE RELATING TO THIS GUARANTY, BUYER AND

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GUARANTOR EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY OR ALL ISSUES ARISING IN SUCH ACTION.
ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
[SIGNATURE ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its duly authorized officer as of the date first above written.

RED LION HOTELS CORPORATION,
a Washington corporation

By:
Name:
Title:

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